Exhibit 10.1

INDUSTRIAL BUILDING LEASE

(BOND-TYPE)

1.           BASIC TERMS. This Section 1 contains the Basic Terms of this Industrial Building Lease (the “Lease”) between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.	Effective Date of Lease: December 28, 2006
1.2.	Landlord: FR Net Lease Co-Investment Program 13, LLC, a Delaware limited liability company
1.3.	Tenant: Lenox, Incorporated, a New Jersey corporation
1.4.

Premises: Approximately forty (40) acres of land on which the Building (the “Building”) commonly known as 16507 Hunters Green Parkway, Hagerstown, Maryland, is located, which Building contains approximately 506,003 rentable square feet, as legally described on Exhibit A attached hereto.

1.5.	Guarantor: Lenox Group Inc.
1.6.	Lease Term: Fifteen (15) years (“Term”), commencing December 28, 2006 (“Commencement Date”) and ending, subject to Section 2.5 below and Rider 1 hereof, on December 31, 2021 (“Expiration Date”).
1.7.

Permitted Uses: (See Section 4.1) Any lawful purposes, subject to applicable zoning restrictions, provided that Tenant’s use does not otherwise violate the other terms and conditions of this Lease; provided, however, that if Tenant desires to use the Premises for any use other than warehouse, and distribution and ancillary office use, then Tenant must first obtain Landlord’s consent, which consent shall not be withheld unless such use creates a nuisance (e.g., by production or emission of objectionable or unpleasant odors, smoke, dust, gas, light, noise or vibrations) or materially increases the risk of environmental contamination.

1.8.	Tenant’s Broker: N/A
1.9.

Exhibits and Riders to Lease: The following exhibits and riders are attached to and made a part of this Lease. Exhibit A (legal description); Exhibit B (Tenant Operations Inquiry Form); Exhibit C (Broom Clean Condition and Repair Requirements), Exhibit D (Termination Fee); Exhibit E (Guaranty); Exhibit F (Right of First Offer); and Rider No. 1 (Tenant’s Expansion Option).

2.	LEASE OF PREMISES; RENT.

2.1.          Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2.          Types of Rental Payments. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amounts and for the periods as set forth below:

Rental Payments

Lease Period	Annual Base Rent	Monthly Base Rent
12/28/06 - 12/31/06	Per diem	$5,268.00
1/1/07 – 12/31/07	$1,922,820.00	$160,235.00
1/1/08 – 12/31/08	$1,961,268.00	$163,439.00
1/1/09 – 12/31/09	$2,000,496.00	$166,708.00
1/1/10 – 12/31/10	$2,040,504.00	$170,042.00
1/1/11 – 12/31/11	$2,081,316.00	$173,443.00
1/1/12 – 12/31/12	$2,122,944.00	$176,912.00
1/1/13 – 12/31/13	$2,165,400.00	$180,450.00
1/1/14 – 12/31/14	$2,208,708.00	$184,059.00
1/1/15 – 12/31/15	$2,252,880.00	$187,740.00
1/1/16 – 12/31/16	$2,297,940.00	$191,495.00
1/1/17 – 12/31/17	$2,343,900.00	$195,325.00
1/1/18 – 12/31/18	$2,390,784.00	$199,232.00
1/1/19 – 12/31/19	$2,438,604.00	$203,217.00
1/1/20 – 12/31/20	$2,487,372.00	$207,281.00
1/1/21 – 12/31/21	$2,537,124.00	$211,427.00

Tenant shall also pay all Operating Expenses (defined below) and any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 5 days of the date when due, a late charge in an amount equal to 2% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”; the Late Charge, Default Interest, as defined in Section 21.3 below, Base Rent and Additional Rent shall collectively be referred to as “Rent”) shall be paid by Tenant to Landlord. Default Interest shall not be charged on the Late Charge and the Late Charge shall not be imposed on accrued Default Interest. Tenant shall deliver all Rent payments to Landlord at [311 South Wacker Drive, Suite 4000, Chicago, IL, 60606, Attn: Joint Venture Accounting Group] (or to such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3.          Covenants Concerning Rental Payments; Initial and Final Rent Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord.

2.4.	Net Lease; Nonterminability.

2.4.1.       This Lease is a complete “bond net lease,” and Tenant’s obligations arising or accruing during the Term of this Lease to pay all Base Rent, Additional Rent, and all other payments hereunder required to be made by Tenant shall be absolute and unconditional, and Tenant shall pay all Base Rent, Additional Rent and all other payments required to be made by Tenant under this Lease without notice (except as otherwise expressly and specifically set forth herein), demand, counterclaim, set-off, deduction, or defense and without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind of and nature whatsoever. All costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof that may arise or become due prior to or during the Term (including Operating Expenses related to the period prior to the Term and payable during the Term) shall be paid by Tenant, and Landlord is not responsible for any costs, charges, expenses or outlays of any nature whatsoever arising during the Term from or relating to the Premises or the use or occupancy thereof; and Landlord, Landlord’s mortgagee or lender and their respective employees, shareholders, officers, directors, members, managers, trustees, partners or principals, disclosed or undisclosed, and all of their respective successors and assigns (hereinafter collectively referred to as the “Indemnitees” and each individually as an “Indemnitee”), shall be indemnified and saved harmless as provided below. The willful misconduct or negligence of Landlord and the Indemnitee parties of Landlord shall not be imputed to Landlord’s mortgagee or lender and the Indemnitee parties of such mortgagee or lender. Tenant assumes the sole responsibility during the Term for the condition, use, operation, repair, maintenance, replacement of any and all components and systems of, and the underletting and management of, the Premises. Tenant shall and hereby does indemnify, defend and hold the Indemnitees harmless from and against any and all Losses (defined below) actually incurred by any or all of the Indemnitees with respect to, and to the extent of, matters that arise or accrue with respect to the Term of this Lease and in connection with any or all of the maintenance, repair and operation of the Premises (whether or not the same shall become payable during the Term); and the Indemnitees shall have no (a) responsibility in respect thereof and (b) liability for damage to the property of Tenant or any subtenant of Tenant on any account or for any reason whatsoever, except in the event of (and then only to the extent of) such Indemnitee’s respective willful misconduct or negligence. It is the purpose and intention of the parties to this Lease that the Base Rent due hereunder shall be absolutely net to the Landlord and Landlord shall have no obligation or responsibility, of any nature whatsoever, to perform any tenant improvements; to provide any services; or to perform any repairs, maintenance or replacements in, to, at, on or under the Premises, whether for the benefit of Tenant or any other party, and that Tenant has the authority to operate, maintain and repair the Premises as it deems appropriate, in its sole discretion, subject to the terms of the Lease.

2.4.2.       Except as otherwise expressly provided in Sections 18 and 21 of this Lease, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease or to be released or discharged from any obligations or liabilities hereunder for any reason, including, without limitation: (i) any damage to or destruction of the Premises; (ii) any restriction, deprivation (including eviction) or prevention of, or any interference with, any use or the occupancy of the Premises (whether due to any default in, or failure of, Landlord’s title to the Premises or otherwise); (iii) any condemnation, requisition or other taking or sale of the use, occupancy or title of or to the Premises; (iv) any action, omission or breach on the part of Landlord under this Lease or any other agreement between Landlord and Tenant; (v) the inadequacy or failure of the description of the Premises to demise and let to Tenant the property intended to be leased hereby; (vi) any sale or other disposition of the Premises by Landlord; (vii) the impossibility or illegality of performance by Landlord or Tenant or both; (viii) any action of any court, administrative agency or other governmental authority; or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding. Nothing in this paragraph shall be construed as an agreement by Tenant to perform any illegal act or to violate the order of any court, administrative agency or other governmental authority.

2.4.3.       Tenant will remain obligated under this Lease in accordance with its terms, and will not take any action to terminate (except in accordance with the provisions of Section 18 of this Lease), rescind or avoid this Lease for any reason, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any assignee of Landlord, or any action with respect to this Lease that may be taken by any receiver, trustee or liquidator or by any court. Tenant waives all rights at any time conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises, or to any abatement or deferment of any amount payable by Tenant hereunder, or for claims against any Indemnitee for any Losses suffered by Tenant on account of any cause referred to in this Section 2.4 or otherwise (except claims directly arising out of the negligence or willful misconduct by such Indemnitee).

2.5.	Option to Renew.

2.5.1.       Tenant shall have the option (“Renewal Option”) to renew this Lease for three (3) consecutive terms of five (5) years each (each, a “Renewal Term”), on all the same terms and conditions set forth in this Lease, except that initial Base Rent during any Renewal Term shall be equal to Fair Market Rent (as defined in Section 2.5.2 below), and as of the first anniversary of the commencement of each Renewal Term and continuing on each anniversary thereof through the remainder of that Renewal Term, the Base Rent shall increase at the rate of two percent (2.0%), per annum, on a compounded basis. Tenant shall deliver written notice to Landlord of Tenant’s election to exercise the Renewal Option (“Renewal Notice”) not less than twelve (12) months, nor more than eighteen (18) months, prior to the expiration date of the original Term or the then-current Renewal Term, as applicable; and if Tenant fails to timely deliver a Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished the Renewal Option.

2.5.2.       For the purposes of this Lease, “Fair Market Rent” shall be determined by Landlord, in good faith, based upon the annual base rental rates then being charged in the industrial market sector of the geographic area where the Building is situated for comparable space and for a lease term commencing on or about the commencement date of the applicable Renewal Term and equal in duration to the applicable Renewal Term, taking into consideration: the geographic location, quality and age of the Building; the location and configuration of the relevant space within the Building; the extent of service to be provided to the proposed tenant thereunder; applicable distinctions between “gross” and “net” leases; the creditworthiness and quality of Tenant; leasing commissions; and any other relevant term or condition in making such evaluation, all as reasonably determined by Landlord. In no event, however (and notwithstanding any provision to the contrary in this Section 2.5), shall the Fair Market Rent be less than an amount equal to the Base Rent in effect during the one (1) year period immediately preceding the expiration date of the then-applicable term (the “Renewal Rent Floor”). Landlord shall notify Tenant of Landlord’s determination of Fair Market Rent for any Renewal Term, in writing (the “Base Rent Notice”) within sixty (60) days after receiving the applicable Renewal Notice.

2.5.3.       Tenant shall then have sixty (60) days after Landlord’s delivery of the Base Rent Notice in which to advise Landlord, in writing (the “Base Rent Response Notice”), whether Tenant (i) is prepared to accept the Fair Market Rent established by Landlord in the Base Rent Notice and proceed to lease the Premises, during the Renewal Term, at that Fair Market Rent; or (ii) elects to withdraw and revoke its Renewal Notice, whereupon the Renewal Option shall automatically be rendered null and void; or (iii) elects to contest Landlord’s determination of Fair Market Rent. In the event that Tenant fails to timely deliver the Base Rent Response Notice, then Tenant shall automatically be deemed to have elected (i) above. Alternatively, if Tenant timely elects (ii), then this Lease shall expire on the original expiry date of the initial Term or the then current Renewal Term, as applicable. If, however, Tenant timely elects (iii), then the following provisions shall apply:

2.5.3.1.              The Fair Market Rent shall be determined by either the Independent Brokers or the Determining Broker, as provided and defined below, but in no event shall the Fair Market Rent be less than the Renewal Rent Floor.

2.5.3.2.               Within thirty (30) days after Tenant timely delivers its Base Rent Response Notice electing to contest Landlord’s determination of Fair Market Rent, each of Landlord and Tenant shall advise the other, in writing (the “Arbitration Notice”), of both (i) the identity of the individual that each of Landlord and Tenant, respectively, is designating to act as Landlord’s or Tenant’s, as the case may be, duly authorized representative for purposes of the determination of Fair Market Rent pursuant to this Section 2.5.3 (the “Representatives”); and (ii) a list of three (3) proposed licensed real estate brokers, any of which may serve as one of the Independent Brokers (collectively, the “Broker Candidates”). Each Broker Candidate:

(i)	shall be duly licensed in the jurisdiction in which the Premises is located; and
(ii)

shall have at least five (5) years’ experience, on a full-time basis, leasing industrial space (warehouse/distribution/ancillary office) in the same general geographic area as that in which the Premises is located, and at least three (3) of those five (5) years of experience shall have been consecutive and shall have elapsed immediately preceding the date on which Tenant delivers the Renewal Notice.

2.5.3.3.               Within fourteen (14) days after each of Landlord and Tenant delivers its Arbitration Notice to the other, Landlord and Tenant shall cause their respective Representatives to conduct a meeting at a mutually convenient time and location. At that meeting, the two (2) Representatives shall examine the list of six (6) Broker Candidates and shall each eliminate two (2) names from the list on a peremptory basis. In order to eliminate four (4) names, first, the Tenant’s Representative shall eliminate a name from the list and then the Landlord’s Representative shall eliminate a name therefrom. The two (2) Representatives shall alternate in eliminating names from the list of six (6) Broker Candidates in this manner until each of them has eliminated two (2) names. The two (2) Representatives shall immediately contact the remaining two (2) Broker Candidates (the “Independent Brokers”), and engage them, on behalf of Landlord and Tenant, to determine the Fair Market Rent in accordance with the provisions of this Section 2.5.3.

2.5.3.4.              The Independent Brokers shall determine the Fair Market Rent within thirty (30) days of their appointment. Within ten (10) days after appointment of the Independent Brokers, Landlord and Tenant shall each make a written submission to the Independent Brokers advising of the rate that the submitting party believes should be the Fair Market Rate, together with whatever written evidence or supporting data that the submitting party desires in order to justify its desired rate of Fair Market Rent; provided, in all events, however, that the aggregate maximum length of each party’s submission shall not exceed ten (10) pages (each such submission package, a “FMR Submission”). The Independent Brokers shall be obligated to choose one (1) of the parties’ specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

2.5.3.5.               In the event, however, that the Independent Brokers fail to reach agreement, within twenty (20) days after the date on which both Landlord and Tenant deliver the FMR Submissions to the Independent Brokers (the “Decision Period”), as to which of the two (2) proposed rates of Fair Market Rent should be selected, then, within five (5) days after the expiration of the Decision Period, the Independent Brokers shall jointly select a real estate broker who (x) meets all of the qualifications of a Broker Candidate, but was not included in the original list of six (6) Broker Candidates; and (y) is not affiliated with any or all of (A) either or both of the Independent Brokers and (B) the real estate brokerage companies with which either or both of the Independent Brokers is affiliated (the “Determining Broker”). The Independent Brokers shall engage the Determining Broker on behalf of Landlord and Tenant (but without expense to the Independent Brokers), and shall deliver the FMR Submissions to the Determining Broker within five (5) days after the date on which the Independent Brokers select the Determining Broker pursuant to the preceding sentence (the “Submission Period”).

2.5.3.6.              The Determining Broker shall make a determination of the Fair Market Rent within twenty (20) days after the date on which the Submission Period expires. The Determining Broker shall be required to select one of the parties’ specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

2.5.3.7.              The decision of the Independent Brokers or the Determining Broker, as the case may be, shall be conclusive and binding on Landlord and Tenant, and neither party shall have any right to contest or appeal such decision, except in case of fraud.

2.5.3.8.               In the event that the initial Term or the then current Renewal Term, as applicable, expires and the subject Renewal Term commences prior to the date on which the Independent Brokers or the Determining Broker, as the case may be, renders their/its decision as to the Fair Market Rent, then from the commencement date of the subject Renewal Term through the date on which the Fair Market Rent is determined under this Section 2.5.3 (the “Determination Date”), Tenant shall pay monthly Base Rent to Landlord at a rate equal to 102% of the most recent rate of monthly Base Rent in effect on the expiration date of the initial Term or the immediately preceding Renewal Term, as applicable (the “Temporary Base Rent”). Within ten (10) business days after the Determination Date, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, depending on whether the Fair Market Rent is less than or greater than the Temporary Base Rent, whatever sum that Landlord or Tenant, as the case may be, owes the other (the “Catch-Up Payment”), based on the Temporary Base Rent actually paid and the Fair Market Rent due (as determined by the Independent Brokers or the Determining Broker, as the case may be) during that portion of the Renewal Term that elapses before the Catch-Up Payment is paid, in full (together with interest thereon, as provided below). The Catch-Up Payment shall bear interest at the rate of Prime (defined below), plus two percent (2.0%) per annum, from the date each monthly component of the Catch-Up Payment would have been due, had the Fair Market Rent been determined prior to the commencement of the Renewal Term, through the date on which the Catch-Up Payment is paid, in full (inclusive of interest thereon). For purposes hereof, “Prime” shall mean the per annum rate of interest publicly announced by JPMorgan Chase Bank NA (or its successor), from time to time, as its “prime” or “base” or “reference” rate of interest.

2.5.3.9.              The party whose proposed rate of Fair Market Rent is not selected by the Independent Brokers or the Determining Broker, as the case may be, shall bear all costs of all counsel, experts or other representatives that are retained by both parties, together with all other costs of the arbitration proceeding described in this Section 2.5.3, including, without limitation, the fees, costs and expenses imposed or incurred by any or all of the Independent Brokers and the Determining Broker.

2.5.3.10.             Unless otherwise expressly agreed in writing, during the period of time that any arbitration proceeding is pending under this Section 2.5.3, Landlord and Tenant shall continue to comply with all those terms and provisions of this Lease that are not the subject of their dispute and arbitration proceeding under this Section 2.5.3, most specifically including, but not limited to, Tenant’s monetary obligations under this Lease; and, with respect to the payment of Base Rent during that portion of the Renewal Term that elapses during the pendency of any arbitration proceeding under this Section 2.5.3, the provisions of Section 2.5.3.8 shall apply.

2.5.4.	The Renewal Option is granted subject to all of the following conditions:

2.5.4.1.               As of the date on which Tenant delivers any Renewal Notice and continuing through the commencement date of the applicable Renewal Term, there shall not exist any uncured Default by Tenant under this Lease.

2.5.4.2.              There shall be no further right of renewal after the expiration of the third Renewal Term.

2.5.4.3.              The Renewal Option is personal to Tenant and may only be exercised by Tenant or any assignee of Tenant (provided such assignment was made with Landlord’s prior written consent and otherwise in accordance with the requirements of Section 8 or made without Landlord’s consent but in accordance with Section 8).

2.5.4.4.              The Premises shall be delivered to Tenant during the Renewal Term(s) on an “as-is” “where-is” basis, with no obligation on the part of Landlord to perform any tenant improvements to the Premises.

2.6.          Guaranty. Simultaneously with the execution and delivery of this Lease, Guarantor has executed and entered into the Guaranty Agreement in the form attached hereto as Exhibit E (the “Guaranty”), for the benefit of Landlord pursuant to which Guarantor has absolutely and unconditionally guaranteed the payment and performance of Tenant’s obligations hereunder.

3.	OPERATING EXPENSES.

3.1.          Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1.       Operating Expenses. The term “Operating Expenses” shall mean all costs, expenses and charges of every kind or nature relating to, or incurred in connection with, the maintenance and operation of the Premises, including, but not limited to the following: (i) Taxes, as hereinafter defined in Section 3.1.2; (ii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Premises, is a member or otherwise belongs and that governs or controls any aspect of the operation of the Premises; (iii) any so called “rent” or “revenue” taxes imposed on the Rent payable hereunder; and (iv) any real estate taxes and common area maintenance expenses due and payable under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Premises and other real property (e.g. a business park). Under no circumstances, however, shall Operating Expenses include: (i) depreciation or amortization on the Premises or any fixtures or equipment installed therein, (ii) federal, state, or local income, margin, franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes, (iii) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money and costs or any expenses incurred by Landlord in connection with such debt and liens, (iv) costs incurred because Landlord violated any governmental rule or authority or as a result of Landlord’s negligence or willful misconduct; (v) costs or expenses of a partnership, or other entity, which constitutes Landlord, which costs or expenses are not directly related to the Premises (such as accounting fees, tax returns, and income taxes of such entity), (vi) any sums that Landlord is required to pay Tenant pursuant to any other written agreement between Landlord and Tenant, (vii) sums reimbursed to Landlord by a third party, (viii) remediation of Hazardous Materials if such remediation is necessitated by Landlord’s acts or neglect; (ix) expenses for services provided by Landlord to the extent such expenses exceed those that would be charged by an unrelated third party charging competitive market rates, and (x) expenses incurred by Landlord that are not directly related to the Premises or its operations including, without limitation, compensation paid to employees of Landlord; however, Operating Expenses shall include those expenses, if any, incurred by Landlord in order to perform or provide any services required of Landlord under this Lease or to provide any services specifically requested by Tenant (including a portion of the compensation paid to employees performing or providing such services, pro-rated to reflect the extent of the employee’s time spent performing or providing such services), subject to the limitation set forth in clause (ix) above.

3.1.2.	Taxes.

3.1.2.1.              The term “Taxes” shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s federal, state, or local income, margin, franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Premises, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Premises, if Landlord participates in a tax contest at Tenant’s request. For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term (including, but not limited to, those Taxes that accrued prior to the Commencement Date), and for its pro rata share of any Taxes that are assessed, become a lien, or accrue during any Operating Year but are not payable until after the Expiration Date, which obligation shall survive the termination or expiration of this Lease. Without in any way limiting Tenant’s obligation to pay any and all Taxes, Tenant hereby acknowledges that Tenant shall be solely responsible for any increase in Taxes which is the result of the loss of any tax abatement owed to, or expected by, Tenant pursuant to any tax abatement agreement to which Tenant is a party. To the extent that any retroactive tax liability arises pursuant to any tax abatement agreement to which Tenant is a party, Tenant shall be and remain liable for such retroactive liability, regardless of whether said liability relates to a period of time or accrued prior to, or following, the Commencement Date. Notwithstanding the foregoing or anything to the contrary herein, Tenant shall be entitled to the benefits of all existing and future reduction or abatement of Taxes to the extent such reductions and abatements are granted by the applicable taxing authority and relate to the Term.

3.1.2.2.              Tenant shall have the right to contest the amount or validity, in whole or in part, of any Tax or to seek a reduction in the valuation of the Premises as assessed for real estate property tax purposes by appropriate proceedings diligently conducted in good faith (but only after the deposit or payment, whether under protest or otherwise, of any amounts required by applicable law to stay or prevent collection activities). No additional deposit shall be payable to Landlord in connection with any contest. If Tenant elects to initiate any proceeding referred to in this Section 3.1.2.2, Tenant shall promptly so advise Landlord, but Landlord shall not be required to join such proceeding, except to the extent required by law, in which event Landlord shall, upon written request by Tenant, join in such proceedings or permit the same to be brought in its name, all at Tenant’s sole expense. Landlord agrees to provide, at Tenant’s expense, whatever assistance Tenant may reasonably require in connection with any such contest initiated by Tenant. Tenant covenants that Landlord shall not suffer or sustain any costs or expenses (including attorneys’ fees) or any liability in connection with any such proceeding initiated by Tenant. No such contest initiated by Tenant shall subject Landlord to any civil liability or the risk of any criminal liability or forfeiture.

3.1.3.       Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year during the Term. The first Operating Year under this Lease shall begin on January 1, 2007 and end on December 31, 2007.

3.2.          Payment of Operating Expenses. Tenant shall directly pay, on a timely basis and to the appropriate entity, all Operating Expenses and Taxes.

4.	USE OF PREMISES AND COMMON AREAS.

4.1.          Use of Premises. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner that may (a) violate any Certificate of Occupancy for the Premises; (b) cause, or be likely to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Premises (including, but not limited to, the structural elements of the Premises); (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies, or any covenant, condition or restriction affecting the Premises; (d) exceed the load bearing capacity of the floor of the Premises; (e) materially impair the appearance of the Premises; or (f) have any detrimental environmental effect on the Premises which (i) arises out of a violation or violations of Environmental Laws or (ii) results in any material increased risk of liability to Landlord. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form” in the form attached hereto as Exhibit B describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder beyond applicable notice and cure periods or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with Section 8), Tenant shall provide an updated and current Tenant Operations Inquiry Form within twenty (20) days after Landlord’s request therefor.

4.2.          Signage. Any and all signage must at all times fully comply with all applicable laws, regulations and ordinances. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to the Premises caused by, or resulting from, such removal.

4.3.          Liens. During the Term, Tenant will promptly, but no later than forty-five (45) days after the date Tenant first has knowledge of the filing thereof, or such shorter period as shall prevent the forfeiture of the Premises, remove and discharge of record, by bond or otherwise, any charge, lien, security interest or encumbrance upon any of the Premises, Base Rent and Additional Rent which charge, lien, security interest or encumbrance arises for any reason (other than a result of Landlord’s act), including, but not limited to, all liens that arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished, or claimed to have been furnished, to Tenant for the Premises, but not including any encumbrances expressly permitted under this Lease or any mechanics liens created by Landlord. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to or for the performance of any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that, during the Term, Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding an interest in the Premises or any part thereof through or under Tenant, and that no mechanics or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises, unless such labor, services or materials were placed in the Premises pursuant to a written agreement entered into by Landlord. In the event of the failure of Tenant to discharge any charge, lien, security interest or encumbrances as aforesaid, Landlord may, if not discharged by Tenant within ten (10) business days after written notice to Tenant, discharge such items by payment or bond or both, and Section 23.4 hereof shall apply. Provided Tenant is diligently contesting any such lien or encumbrance in accordance with applicable law, in lieu of a bond Tenant shall have the option to deposit cash (or an irrevocable, standby letter of credit in form reasonably acceptable to Landlord) with Landlord in an amount sufficient to fully discharge such lien or encumbrance (as reasonably determined by Landlord, the “Lien Deposit”), which Lien Deposit may be used by Landlord to discharge, settle or otherwise satisfy the applicable lien or encumbrance at any time after the commencement of foreclosure proceedings or before forfeiture of the Premises or any portion thereof.

5.             CONDITION AND DELIVERY OF PREMISES. Tenant agrees that Tenant (or an affiliate thereof) is the former owner of the Premises; as a result, Tenant is familiar with the condition of the Premises, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease.

6.             SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1.          Subordination and Attornment. This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Premises and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Premises; (y) any ground leases or underlying leases for the benefit of the Premises; and (z) all or any portion of Landlord’s interest or estate in any of said items; provided, however, that the foregoing provision shall only be applicable with respect to those mortgages, deeds of trust, and leases as to which Tenant has been provided a reasonable, normal and customary Subordination, Non Disturbance and Attornment Agreement (the “SNDA”). No SNDA shall impose any economic obligations on Tenant in addition to those economic obligations imposed under this Lease, nor may any SNDA require any change in, or modification of, this Lease that shall impose any obligation or responsibility on Tenant. Tenant shall join with any such lessor, mortgagee or trustee and execute promptly (and, in any event, within ten (10) business days after receipt of a written request therefor) an SNDA.

6.2.          Estoppel Certificate. Tenant agrees, from time to time and within 10 business days after request by the Landlord, to deliver to the Landlord, or the Landlord’s designee, an estoppel certificate in reasonable, normal and customary form, as requested by Landlord, with such modifications as may be necessary to make such certificate factually accurate. Failure by Tenant to timely execute and deliver such certificate shall automatically constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception.

6.3.          Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor.

7.             QUIET ENJOYMENT; COVENANTS OF LANDLORD. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, subject to applicable notice and cure periods and the other provisions hereof, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent, Successor Landlord or any other person lawfully claiming through or under Landlord. Landlord hereby covenants and agrees not to subdivide the Premises, construct additional improvements thereon, or add on to the Building without the prior written consent of Tenant, which may be granted or withheld in Tenant’s sole discretion.

8.	ASSIGNMENT AND SUBLETTING; LEASEHOLD MORTGAGE.

8.1.          Prohibition. Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant’s reputation and creditworthiness and upon the continued operation of the Premises by Tenant for the particular use set forth in Section 1.7 above; therefore, Tenant shall not, whether voluntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease; (b) sublet the Premises or any part thereof, other than subleases to any party controlling, controlled by or under common control with Tenant, or allow the same to be used or occupied by anyone other than Tenant (or any other party controlling, controlled by or under common control with Tenant); or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent as to assignments and subleases shall not be unreasonably withheld, conditioned or delayed, and as to mortgages and other matters described in clause (c) above may be given or withheld in Landlord’s sole, but reasonable, discretion. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord’s written approval shall be required in all such instances. No consent by Landlord to any assignment or sublease shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

8.2.          Rights of Landlord. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), after default by Tenant under this Lease which continues beyond applicable notice and cure periods, collect Rent from the assignee or, from the subtenant or occupant, and all amounts so collected shall be credited to any amounts due from Tenant hereunder.

8.3.          Permitted Transfers. Notwithstanding anything in this Section 8 to the contrary, Tenant shall have the right, without Landlord’s consent and without causing a default of Tenant under this Lease, to assign this Lease to any parent entity or wholly-owned or substantially wholly-owned direct or indirect subsidiary entity of Tenant or Guarantor, in each of which events Tenant shall give prompt written notice of such fact to Landlord and, further, Tenant shall remain fully liable for performance of all obligations and liabilities under this Lease and the assignee shall be automatically deemed to have assumed all of Tenant’s obligations and liabilities under this Lease for the benefit of Landlord. Tenant may also assign this Lease, without Landlord’s consent and without causing a default hereunder to any entity acquiring a majority of the voting stock of Tenant, or to any other change in voting control of Tenant (if Tenant is a corporation), or to a transfer of a majority (i.e., greater than 50% interest) of the general partnership or membership interests in Tenant (if Tenant is a partnership or a limited liability company) or managerial control of Tenant, or to any comparable transaction involving any other form of business entity, whether effectuated in one (1) or more transactions; or to any entity in connection with the sale of substantially all the Tenant’s assets (where such sale of assets is for a bona fide business purpose and not primarily to transfer Tenant’s interest in this Lease), and, in the case of a sale of all or substantially all of Tenant assets only, Tenant shall no longer be liable for the obligations under this Lease arising from and after the date of transfer (such assigning Tenant remaining liable for all obligations arising prior to the date of transfer), provided, in any of such events, the successor to Tenant (or any party remaining liable for the obligations of Tenant hereunder): (i) has a net worth at least equal to the net worth of Tenant as of the Commencement Date, or (ii) if (i) above is not satisfied, such successor is capable of satisfying Tenant’s obligations hereunder, in Landlord’s reasonable judgment. Any such permitted transferee shall execute and deliver to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Notwithstanding anything to the contrary contained in this Section 8.3, in no event may Tenant assign, mortgage, transfer, pledge or sublease this Lease to any entity whatsoever if, at the time of such assignment, mortgage, transfer, pledge or sublease, Tenant is in default under this Lease beyond applicable notice and cure periods, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion for as long as such default remains uncured.

9.	COMPLIANCE WITH LAWS.

9.1.          Compliance with Laws. During the Term, Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force, and all judicial and administrative decisions in connection with the enforcement thereof pertaining to either or both of the Premises and Tenant’s use and occupancy thereof (collectively, “Laws”), whether such Laws (a) concern or address matters of an environmental nature; (b) require the making of any structural, unforeseen or extraordinary changes; and (c) involve a change of policy on the part of the body enacting the same, including, in all instances described in (a) through (c), but not limited to, the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.). If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2.          Hazardous Materials. If, at any time or from time to time prior to or during the Term (or any extension thereof), any Hazardous Material (defined below) is (or was, as the case may be) generated, transported, stored, used, treated or disposed of at, to, from, on or in the Premises: (i) Tenant shall, at its own cost, at all times comply (and cause Tenant’s Parties to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the past or current (from time to time throughout the Term) presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Premises, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises (with such notice as may be required under Section 16, except in the event of an emergency presenting an imminent threat of bodily injury, death, or destruction of property) and (y) conduct appropriate tests for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of the Premises; and (iv) upon written request by Landlord or Agent if Landlord or Agent has reasonable reason to believe that Tenant is in violation of this Section 9.2, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of the Premises. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Nothing herein is intended to or shall be deemed to prohibit Tenant from using Hazardous Materials on the Premises in quantities reasonably necessary for Tenant to conduct its business therein in compliance with Laws. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials occurring in, at, on and under the Premises during the Term, as well as any release of Hazardous Materials that occurred in, at, on and under the Premises prior to the Term, but which release is identified, cited, or determined to exist at any time during the Term, unless caused by Landlord or a third party who has been determined to be responsible for such contamination by agreement or governing authority. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld. All remediation shall be performed in material compliance with Laws and to the reasonable satisfaction of Landlord (provided Landlord shall not require any remediation that is not required by applicable Laws). Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent shall not be unreasonably withheld) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may hereafter be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease for events arising during the Term.

10.	INSURANCE.

10.1.        Policies. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Premises is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable); and (d) otherwise be in such form, and include such coverages, as Landlord may reasonably require provided the same are normally and customarily required by prudent owners of industrial property or their lenders. The Tenant’s Policies described in Sections 10.2(i) and 10.2(ii) below shall (1) provide coverage on an occurrence basis; (2) except as otherwise specifically provided below, name Landlord and First Industrial, L.P. (and Landlord’s lender, if applicable) as additional insureds; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision (under Tenant’s commercial general or excess liability policy, but not under Tenant’s commercial property insurance policy); (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire. All Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured-Managers or Landlords of Premises” endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s Corporate and Regional Notice Addresses at least 30 days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (i) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (ii) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to three percent (3%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Premises.

10.2.        Coverages. Tenant shall purchase and maintain throughout the Term, a Tenant’s Policy(ies) of:

(i)

commercial property insurance covering the improvements constructed, installed or located on the Premises (but excluding Tenant’s personal property). Such property insurance policy: (A) shall name Landlord (and its lender(s), if applicable) as mortgagee/loss payee, as its (their respective) interest(s) may appear; (B) shall, at a minimum, cover both (x) the Building and (y) all other improvements, of any nature, situated on the Premises at any time, or from time to time during the Term, including, but not limited to, parking areas and landscaping (collectively, the “Insured Improvements”), against direct physical loss, as would be insured against under a standard ISO Special Form (“all risk” coverage); (C) shall be for no less than 100% of the full replacement cost value of the Building and the Insured Improvements, with an “agreed amount” endorsement; (D) shall include, at a minimum, the following extensions of coverage; building ordinance, inclusive of demolition and increased cost of construction; terrorism; earthquake/earth movement; wind; flood; and boiler and machinery/equipment breakdown; (E) shall include rental interruption insurance for twelve (12) months of rent and operating expense reimbursement for that same twelve (12) month period; and (F) shall provide for a per occurrence deductible that is no greater than $100,000.00. The policy limits and sublimits shall be acceptable to Landlord, in its reasonable discretion. For purposes of this Section 10.2, “full replacement cost value” shall be interpreted to mean the cost of replacing the Premises without deduction for depreciation or wear and tear, less the cost of footings, foundations and other structures below grade, which value shall be memorialized in a letter agreement (including an ACORD Certificate evidencing such required insurance), to be executed by Landlord and Tenant not later than thirty (30) days after the Commencement Date, and which value shall be trended-forward on each anniversary of the Commencement Date using the trending criteria generally applied by Factory Mutual or other recognized insurance consultants;

(ii)

commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate;

(iii)

comprehensive automobile liability insurance covering Tenant against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit;

(iv)	commercial property insurance covering Tenant’s personal property in amounts reasonably determined by Tenant;

(v)

workers’ compensation insurance per the applicable state statutes covering all employees of Tenant (it being agreed that Tenant shall have the right to self-insure its obligations under this item (v));

(vi)	if Tenant handles, stores or utilizes Hazardous Materials in its business operations, pollution legal liability insurance; and

(vii)

during any period of construction or during which any Alterations costing in excess of $150,000.00 are being made, builder’s risk coverage in an amount sufficient for such Alterations or other work or improvements performed on the Premises by Tenant; provided, however, that in the event that such builder’s risk coverage is required, such coverage may be provided through the so-called “course of construction” coverage provided in the property insurance policy described in Section 10.2(i) above, and Tenant shall cause such “course of construction” coverage to provide coverage in an amount equal to or greater than $3,000,000.00.

Notwithstanding anything to the contrary contained in this Section 10, upon the occurrence of a Default, Landlord shall have the right to, upon written notice to Tenant, purchase the aforementioned Tenant’s Policies on Tenant’s behalf and charge the cost thereof to Tenant, which amounts shall be payable by Tenant to Landlord, upon demand as Additional Rent.

10.3.        Blanket Policies. Notwithstanding anything to the contrary contained in this Section 10, Tenant’s obligation to carry insurance may be satisfied by coverage under a so-called “blanket policy” or policies of insurance; provided, however, that all insurance certificates provided by Tenant to Landlord pursuant to Section 10.1 above shall reflect that Tenant has been afforded coverage specifically with respect to the Premises. At Tenant’s option but no more than once per calendar year, Tenant may request that Landlord carry, for the benefit of Tenant, the casualty insurance required by this Section 10 at Tenant’s expense for the following calendar year provided such request is made not later than October 1 of the preceding calendar year. If Tenant makes such request, Landlord shall promptly increase its coverage accordingly, and Tenant shall pay the premiums attributable to the coverage required hereby within thirty (30) days after demand therefor.

11.	ALTERATIONS.

11.1.        Non-Structural Alterations. Tenant may, from time to time at its sole expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”) provided that:

(i)

such Alterations are non-structural and, if the cost of such Alterations (whether on a single occurrence basis, or a series of two or more related occurrences or items occurring within a six (6) month period) exceeds $150,000.00, Tenant delivers prior written notice thereof to Landlord (except that notice of de minimus Alterations (costing less than $50,000.00) will not be required); and

(ii)	Tenant, in every instance, complies with the terms and conditions of Section 11.3 below.

11.2.        Consent to Alterations. Landlord’s consent to Alterations, when required, shall not be unreasonably withheld, conditioned or delayed, provided that: (a) the structural integrity of the Premises shall not be adversely affected; (b) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Premises shall not be adversely affected and the usage of such systems by Tenant shall not be materially increased; (c) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; and (d) Tenant shall have provided Landlord with reasonably detailed plans for such Alterations in advance of requesting Landlord’s consent. Additionally, but subject to (a) through (d) above, Landlord shall not unreasonably withhold its consent to any Alterations: (i) reasonably required in order to accommodate a sublease or an assignment of this Lease (provided such assignment or sublease is executed in compliance with Section 8); or (ii) reasonably required in order to accommodate Tenant’s business operations at the Premises. In each and every instance involving Alterations, the performance of the Alterations in question shall not have a material, adverse effect on the value of the Premises.

11.3.        Other Requirements. Before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, preliminary plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required), which must be delivered or specifically denied within ten (10) business days after request therefor, or will be deemed granted if Landlord’s consent is not expressly denied within five (5) business days after an additional written request from Tenant; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of builders risk (but only if the cost of such Alterations exceeds $150,000), commercial general liability insurance

(providing the same coverages as required in Section 10 above) and workers’ compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to those existing as of the date of this Agreement. Upon the substantial completion of any Alterations, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers, subject to Tenant’s right to contest any liens as provided above. Landlord shall have the right to require that Tenant remove from the Premises, at the expiration or termination of this Lease, and at Tenant’s sole cost and expense, any Alterations for which Landlord’s consent is required under this Section 11, provided that Landlord advises Tenant, in writing, of this requirement at the time that Landlord consents to the applicable Alteration. The parties do not intend that the making of Alterations shall: (A) constitute income to Landlord; or (B) result in a deferral or denial of some or all of the federal, state or municipal income tax deductions that Landlord would otherwise be permitted to report with respect to the Premises or this Lease; or (C) cause this Lease not to be a true lease for federal income tax purposes.

12.           LANDLORD’S AND TENANT’S PREMISES. All trade fixtures, machinery and equipment (collectively, the “Tenant’s Property”) attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall remain Tenant’s Property and shall be removed by Tenant at the Expiration Date. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property, Tenant’s Property and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises resulting from such installation and/or removal. Any other items of Tenant’s personal property that shall remain in the Premises for more than ten (10) days after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Notwithstanding the foregoing provisions of this Section 12 or any other provision of this Lease to the contrary (including, without limitation, Section 21.2), if Landlord or Tenant terminates this Lease prior to the Expiration Date, then, provided that Tenant has paid and continues to pay, on a timely basis, all Rent due under this Lease (if any), Tenant shall have thirty (30) days from the accelerated termination date in which to remove Tenant’s personal property and any Alterations that Landlord requires be removed pursuant to Section 11. If the foregoing sentence is applicable, then none of Tenant’s personal property and equipment may be considered abandoned, nor may Landlord retain and dispose of any of such personal property and equipment until such thirty (30) day period expires.

13.           REPAIRS AND MAINTENANCE. Tenant acknowledges that, with full awareness of its obligations under this Lease, and in light of the fact that Landlord acquired the Premises from Tenant (or an affiliate of Tenant) as of the Commencement Date, Tenant has accepted the condition, state of repair and appearance of the Premises. Except for normal wear and tear and events of damage, destruction or casualty to the Premises (as addressed in Section 18 below), Tenant agrees that, at its sole expense and throughout the Term, it shall put, keep and maintain the Premises, including any Alterations and any altered, rebuilt, additional or substituted building, structures and other improvements thereto or thereon, in good order, condition, repair and appearance (allowing for normal wear and tear), and in a safe condition, repair and appearance (collectively, the “Required Condition”) and shall make all repairs and replacements necessary to ensure compliance with the Required Condition. Without limiting the foregoing, Tenant shall promptly make all structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary changes, replacements and repairs of every kind and nature, and correct any patent or latent defects in the Premises, which may be required to put, keep and maintain the Premises in the Required Condition. Tenant will keep the Premises orderly and free and clear of rubbish. Tenant covenants to perform or observe all terms, covenants and conditions of any easement, restriction, covenant, declaration or maintenance covenants of record (collectively, “Easements”) to which the Premises are currently subject or become subject pursuant to this Lease (it being agreed that Landlord shall not amend any Easement or agree to any additional Easement in any manner that will either limit, in any adverse respect, Tenant’s rights under this Lease or impose any new or increased burden, economic or otherwise, on Tenant, without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole, but reasonable, discretion), whether or not such performance is required of Landlord under such Easements, including, without limitation, payment of all amounts due from Landlord or Tenant (whether as assessments, service fees or other charges) under such Easements. Tenant shall deliver to Landlord promptly, but in no event later than five (5) business days after receipt thereof, copies of all written notices received from any party thereto regarding the non-compliance of the Premises or Landlord’s or Tenant’s performance of obligations under any Easements. Tenant shall, at its expense, use reasonable efforts to enforce compliance with any Easements benefiting the Premises by any other person or entity or property subject to such Easements. Landlord shall not be required to maintain, repair or rebuild, or to make any alterations, replacements or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or not foreseen, or to maintain the Premises or any part thereof in any way or to correct any patent or latent defect therein except to the extent such action is necessitated by Landlord’s or Agent’s negligence or willful misconduct or by actions taken by or on behalf of Landlord in connection with Landlord’s inspection of the Premises prior to Landlord’s acquisition of title thereto. Tenant hereby expressly waives any right to make repairs at the expense of Landlord which may be provided for in any Law in effect at the Commencement Date or that may thereafter be enacted. If Tenant shall abandon the Premises, it shall give Landlord immediate written notice thereof.

14.           UTILITIES. Tenant shall purchase all utility services and shall provide for garbage, cleaning and extermination services for service to the Premises. Tenant shall pay the utility charges for the Premises directly to the utility or municipality providing such service, all charges shall be paid by Tenant before they become delinquent. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services.

15.           INVOLUNTARY CESSATION OF SERVICES. If and to the extent Landlord directly provides any such services to Tenant, Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services provided by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of any services to the Premises that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control. No such interruption of any service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent.

16.           LANDLORD’S RIGHTS. Upon reasonable prior notice to Tenant (which may be delivered telephonically), and as long as Landlord does not unreasonably interfere with Tenant’s operations, Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times (except in the event of emergency for which no prior notice is required) to examine and inspect the Premises and to show it to actual and prospective lenders, prospective purchasers or mortgagees of the Premises or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Premises to advertise the Premises for sale. During the period of six months prior to the Expiration Date, unless a Renewal Option has been exercised (or at any time, if Tenant has abandoned the Premises or is otherwise in default beyond applicable notice and cure periods under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises for more than 30 consecutive days.

17.	NON-LIABILITY AND INDEMNIFICATION.

17.1.        Non-Liability. Except (and only if and) to the extent caused by the willful misconduct or negligence of Landlord or Agent, Landlord and Agent shall not be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss and, in no event shall any affiliates, owners, partners, directors, officers, agents or employees of Landlord or Agent ever be liable hereunder. Further, except (and only if and) to the extent caused by the willful misconduct or negligence of Landlord or Agent, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other persons in, upon or about the Premises, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Premises, or from the pipes, appliances or plumbing work of the same.

17.2.        Tenant Indemnification. Except (and only if and to the extent of) Landlord’s or Agent’s negligence or willful misconduct, Tenant hereby indemnifies, defends, and holds Landlord, Agent and the Indemnitees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses arising from or in connection with any or all of: (a) Tenant’s operation of the Premises during the Term; (b) Tenant’s conduct or management of the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and any or all of its member, partners, officers, directors, employees, invitees, managers, contractors, and representatives (collectively, “Tenant’s Parties”), in or about the Premises during the Term; (c) any act, omission or negligence during the Term of any or all of Tenant and Tenant’s Parties; (d) any accident, injury or damage whatsoever occurring during the Term in, at or upon the Premises and caused by any or all of Tenant and Tenant’s Parties; (e) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (f) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code relating to this Lease or Tenant; (g) Tenant’s failure to comply with Section 9.2; and (h) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law; and (i) any claims made against Landlord by any third party contractor engaged by Tenant (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential or punitive), penalties or fines imposed by any Law, liabilities, losses of every kind and nature (other than consequential or punitive damages), suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3.        Landlord Indemnification. Landlord hereby indemnifies, defends, and holds Tenant, Guarantor, and any of their affiliates (collectively, “Tenant Indemnified Parties”) harmless from and against any and all Losses arising from or in connection with any negligence or willful misconduct of Landlord and any or all of its member, partners, officers, directors, employees, invitees, managers, contractors, and representatives (collectively, “Landlord’s Parties”), in or about the Premises during the Term (collectively, “Landlord’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Tenant and the Tenant Indemnified Parties by reason of any of Landlord’s Indemnified Matters, Landlord, upon notice from any or all of Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Premises, and Tenant agrees to look solely to Landlord’s interest in the Premises (and the profits and proceeds thereof) for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

18.	CASUALTY AND CONDEMNATION.

18.1.        Casualty. If the Building and/or other improvements on the Premises shall be damaged or destroyed by fire or other casualty (each, a “Casualty”), Tenant, at Tenant’s sole cost and expense, shall promptly and diligently repair, rebuild or replace such Building and other improvements, so as to restore the Premises to the condition in which they were immediately prior to such damage or destruction, irrespective of whether any insurance proceeds are adequate or available to repair, rebuild or replace such Building. The net proceeds of any insurance (other than rent loss insurance) recovered by reason of such damage to, or such destruction of, the Building and/or other improvements on the Premises in excess of the cost of adjusting the insurance claim and collecting the insurance proceeds (such excess being hereinafter called the “net insurance proceeds”) shall be held in trust by Landlord as loss payee or held by any holder of an interest in the Premises which may be superior to Tenant’s interest under this Lease (a “Holder”) and released for the purpose of paying the cost of restoring such Building and other improvements. Such net insurance proceeds shall be released to Tenant or Tenant’s contractors from time to time as the work progresses in accordance with the terms of a commercially reasonable construction contract requiring progress payments or payments on a monthly basis. Prior to the commencement of the work, Tenant shall deliver to Landlord reasonable proof that such net insurance proceeds are adequate to pay the cost of such restoration. If such net insurance proceeds are not adequate, Tenant shall pay, out of funds other than such net insurance proceeds, the amount by which such cost will exceed such net insurance proceeds. Notwithstanding anything to the contrary herein, no insurance proceeds paid to Tenant due to loss or damage of Tenant’s furniture, fixtures, equipment or other personal property, or properly allocable to loss or damage of the same shall be paid to Landlord.

18.2.	Condemnation.

18.2.1.     Condemnation of Entire Premises. If all or substantially all of the Premises is taken or condemned for a public or quasi-public use (“Condemnation”), the provisions of Section 18.3 shall apply.

18.2.2.     Partial Condemnation. If less than all or substantially all of the Premises is subject to a Condemnation, Tenant shall restore the Building and other improvements upon the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the Condemnation, and there shall be an equitable abatement of the Base Rent according to the value of the Premises before and after the Condemnation. In the event that the parties fail to agree upon the amount of such abatement, either party may submit the issue for arbitration pursuant to the rules of the American Arbitration Association and the determination or award rendered by the arbitrator(s) shall be final, conclusive and binding upon the parties and not subject to appeal, and judgment thereon may be entered in any court of competent jurisdiction.

18.2.3.     Award. Tenant shall have the right to make a claim against the condemnor for moving and related expenses that are payable to tenants under applicable law without reducing the awards otherwise payable to Landlord and the Holders. Except as aforesaid, Tenant hereby waives all claims against Landlord and all claims against the condemnor, and Tenant hereby assigns to Landlord all claims against the condemnor including, without limitation, all claims for leasehold damages and diminution in the value of Tenant’s leasehold interest, subject to the provisions of this Section 18.2.3. If only part of the Premises is Condemned, the net proceeds of any Condemnation award recovered by reason of any taking or Condemnation of the Premises in excess of the cost of collecting the award and in excess of any portion thereof attributable to the then-current market value of the land taken or Condemned (such excess being hereinafter called the “net condemnation proceeds”) shall be held in trust by Landlord or any Holder and released for the purpose of paying the cost of restoring the Building and other improvements damaged by reason of the taking or Condemnation. Tenant shall perform such restoration, and such net Condemnation proceeds shall be released to Tenant or Tenant’s contractors from time to time as the work progresses. Prior to the commencement of the work, Tenant shall deliver to Landlord reasonable proof that such net condemnation proceeds are adequate to pay the cost of such restoration. If such net condemnation proceeds are not adequate, Tenant shall pay, out of funds other than such net condemnation proceeds, the amount by which such cost will exceed such net condemnation proceeds and shall furnish proof to Landlord of the payment of such excess for work performed. If such net condemnation proceeds are more than adequate, the amount by which such net condemnation proceeds exceed the cost of restoration will be retained by Landlord or applied to repayment of any mortgage loan secured by the Premises. In the event that the parties fail to agree upon the portion of the award attributable to the then-current market value of the land taken or Condemned, either party may submit the issue for arbitration pursuant to the rules then obtaining of the American Arbitration Association and the determination or award rendered by the arbitrator(s) shall be final, conclusive and binding upon the parties and not subject to appeal, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary herein, no condemnation proceeds paid to Tenant due to loss or damage of Tenant’s furniture, fixtures, equipment or other personal property, or properly allocable to loss or damage of the same shall be paid to Landlord.

18.2.4.     Temporary Taking. If the condemnor should take only the right to possession for a fixed period of time or for the duration of an emergency or other temporary condition (a “Temporary Taking”), then, notwithstanding anything hereinabove provided, this Lease shall continue in full force and effect without any abatement of rent, but the amounts payable by the condemnor with respect to any period of time prior to the expiration or sooner termination of this Lease shall be paid by the condemnor to Landlord and all such amounts shall be credited to Tenant’s account up to the portion of the Rent allocable to the area that is subject to the Temporary Taking only. If the amounts payable hereunder by the condemnor are paid in monthly installments, Landlord shall apply the amount of such installments, or as much thereof as may be necessary for the purpose, toward the amount of Rent due from Tenant as rent for that period, and Tenant shall pay to Landlord any deficiency between the monthly amount thus paid by the condemnor and the amount of the Rent, while Landlord shall pay over to Tenant any excess of the amount of the award over the amount of the Rent.

18.3.	Termination of Lease Following Major Casualty of Major Condemnation.

18.3.1.     If a Casualty or Condemnation shall affect all or a substantial portion of the Premises, and:

 18.3.1.1.                in the case of a Casualty, (a) if such Casualty (i) occurs during the final twenty-four (24) months of the Term (as it may have been extended prior to the occurrence of the Casualty; or (ii) shall be deemed a “total loss” for insurance purposes or shall be determined to be a loss of such dimension that the Premises cannot be completely restored or rebuilt within two hundred seventy (270) days computed from the hypothetical date of the commencement of construction; or (b) under then-applicable Laws, the Premises cannot be restored to substantially the same condition as existed immediately prior to the Casualty; or (c) in the event that Landlord maintains the property insurance, rather than Tenant, and the net insurance proceeds (exclusive of the deductible, which shall be paid by Tenant) are not sufficient, in the mutual and reasonable opinions of Landlord and Tenant to restore the Premises to substantially the same condition as existed immediately prior to the Casualty (any of (a), (b) or (c), a “Major Casualty”); or

18.3.1.2.                in the case of a Condemnation (other than a Temporary Taking): (a) such Condemnation shall, in Tenant’s and Landlord’s mutual and reasonable judgment, render the Premises unsuitable for restoration for continued use and occupancy of Tenant’s business; or (b) under then-applicable Laws, the Premises cannot be restored to substantially the same condition as existed immediately prior to the Condemnation; or (c) in the mutual and reasonable opinion of Landlord and Tenant, the net condemnation proceeds are insufficient to restore the Premises to a condition that will permit Tenant to continue to operate its business in the Premises in substantially the same fashion as Tenant operated immediately prior to the Condemnation (any of (a), (b) or (c), a “Major Condemnation”);

then Tenant may, at its option, exercisable not later than sixty (60) days after the date on which the casualty or condemnation proceeds are known, deliver to Landlord each of the following: (A) notice (a “Termination Notice”) of its intention to terminate this Lease on the next rental payment date that occurs not less than sixty (60) days after the delivery of such notice (the “Termination Date”); (B) in the case of a Major Condemnation, a certificate of an authorized officer of Tenant describing the event giving rise to such termination; or in the case of a Major Casualty, (x) the certificate of an architect licensed in the state in which the Premises is located stating that the architect has determined, in its good faith judgment, that the Premises cannot be completely restored or rebuilt for continued use and occupancy in Tenant’s business in a manner consistent with the operation of Tenant’s business immediately prior to the occurrence of the Major Casualty within two hundred seventy (270) days computed from the hypothetical date of commencement of such construction or (y) written confirmation from the issuer of the applicable insurance policy that it will treat the damage to the Building as a “total loss”; and (C) an irrevocable offer (an “Event of Loss Purchase Offer”) by Tenant to Landlord to purchase the Premises on the Termination Date.

18.4.        Acceptance or Rejection of Event of Loss Purchase Offer. If Landlord shall reject the Event of Loss Purchase Offer by written notice given to Tenant not later than fifteen (15) days prior to the Termination Date, this Lease shall terminate on the Termination Date, except with respect to obligations and liabilities of Tenant or Landlord hereunder, actual or contingent, which have arisen on or prior to the Termination Date, upon payment by Tenant of all of the Base Rent, Additional Rent and other sums then due and payable or accrued hereunder to and including the Termination Date, and the net condemnation proceeds or net insurance proceeds (as the case may be) shall belong to Landlord. Tenant shall, on or before the Termination Date, execute and deliver to Landlord an outright assignment of such proceeds in form and substance reasonably acceptable to Landlord and pay to Landlord an amount equal to any applicable insurance deductible or self-insurance amounts. Unless Landlord shall have rejected the Event of Loss Purchase Offer in accordance with this Section 18.4, Landlord shall be conclusively considered to have accepted the Event of Loss Purchase Offer. In the event Landlord accepts (or is deemed to have accepted) the Event of Loss Purchase Offer, then, on the Termination Date (1) Tenant shall pay to Landlord a purchase price determined pursuant to Exhibit D attached hereto, (2) Landlord shall convey the Premises to Tenant or its designee, and (3) Landlord shall assign to Tenant or its designee all of Landlord’s interest in the net condemnation proceeds or net insurance proceeds (as the case may be), by assignment in form and substance reasonably acceptable to Tenant or, if Landlord has already received all or a portion of such net condemnation proceeds or net insurance proceeds (as the case may be), then Landlord shall pay the same to Tenant or Tenant’s designee after deducting Landlord’s costs payable by Tenant hereunder. Such sale shall otherwise be consummated in accordance with the terms set forth in Section 18.5 below. In the event Tenant fails to deliver the Termination Notice and the Event of Loss Purchase Offer in accordance with the time deadlines set forth in this Section 18, then, at Landlord’s election, Tenant shall have no right to terminate this Lease or right to make an offer to purchase the Premises, and the Lease will continue in full force and effect.

18.5.        Closing/Conveyance Procedures. In the event, pursuant to the terms and conditions of Section 18.4 above, Landlord is to convey its interest in the Premises to Tenant as a result of an Event of Loss Purchase Offer, the following provisions shall apply:

18.5.1.     The purchase of the Premises contemplated herein shall be consummated at a closing (“Loss Closing”) to take place at the offices of Landlord or Landlord’s counsel. The Loss Closing shall occur on the date (the “Loss Closing Date”) which is no later than sixty (60) days after Landlord’s receipt of a timely Termination Notice or such other date as the parties shall mutually agree in writing. The Loss Closing shall be effective as of 11:59 p.m. on the Loss Closing Date. Time is of the essence.

18.5.2.     The total purchase price to be paid to Landlord by Tenant at the Loss Closing for the sale hereunder shall be an amount equal to the applicable purchase price set forth on Exhibit D attached hereto. In the event of a Loss Closing hereunder, Tenant shall not have the right to escrow or hold back any portion of the purchase price hereunder. The purchase price shall be paid to Landlord at the Loss Closing, by federal wire transfer of immediately available funds.

18.5.3.     At the Loss Closing, Landlord shall convey fee simple title to the Premises to Tenant (or its assignee or designee) pursuant to a quitclaim deed, subject to (a) Taxes; (b) those matters and exceptions shown in Landlord’s existing owner’s policy of title insurance dated December 28, 2006, issued by First American Title Insurance Company (File No. NCS 266083 Mpls.) and the survey prepared by Frederick, Seibert & Associates, Inc. dated December 22, 2006 as Job Number 3578; (c) those matters that may be otherwise specifically approved, in writing, by Tenant, such approval not to be unreasonably withheld, delayed or denied, or otherwise deemed approved or accepted by Tenant, or that otherwise result from the construction of any improvements or Alterations by Tenant or the construction of any Expansion Improvements by Landlord; (d) matters arising out of any act of Tenant or any or all of its affiliates, representatives, lenders, agents, contractors, employees or invitees; and (e) any lien (including, without limitation, any mortgages or deeds of trust), claim or encumbrance or other matter, except liens, claims, adverse encumbrances directly caused by any act of Landlord or its affiliates, representatives, lenders, agents, contractors or employees.

18.5.4.     The sale of the Premises as provided for herein shall be made on a strictly “AS IS,” “WHERE-IS” basis as of the Loss Closing Date, without any representations or warranties, of any nature whatsoever from Landlord. Landlord hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Premises and the suitability thereof for any and all activities and uses that Tenant may elect to conduct thereon, (ii) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon, (iii) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise, (iv) the compliance of the Premises or its operation with any laws, rules, ordinances, or regulations of any government or other body; and (v) any other matter whatsoever. Tenant expressly acknowledges that, in consideration of the agreements of Landlord herein, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION

OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PREMISES, ANY IMPROVEMENTS LOCATED THEREON, OR ANY SOIL CONDITIONS RELATED THERETO. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT IS NOT RELYING ON (AND LANDLORD HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF LANDLORD OF ANY KIND OR NATURE WHATSOEVER.

18.5.5.     If Tenant fails to timely perform or satisfy any of its obligations imposed under this Section 18, including its obligation to timely close on the purchase of the Premises, then such failure shall constitute a default by Tenant under this Lease (for which there is no cure period), and Landlord shall have all rights and remedies available to it under this Lease, at law or in equity (including, without limitation the right to file an action to specifically enforce the terms of this Section 18), with respect to such default.

18.5.6.     Upon the purchase of the Premises pursuant to the provisions of this Section 18, this Lease shall terminate except for provisions under this Lease that by their terms specifically survive.

18.5.7.     Landlord and Tenant each hereby indemnify, protect and defend and hold the other harmless from and against all Losses resulting from the claims of any broker, finder, or other such party claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 18 shall survive any termination of this Lease.

18.5.8.     There shall be no prorations of any cost items relating to the Premises, whether Taxes, Operating Expenses or otherwise; provided, however, that if and to the extent that, as of the Loss Closing, Landlord has paid any bills for any ownership expenses incurred (prior to the Loss Closing) in connection with the ownership and operation of the Premises and, under the terms of this Lease, Tenant would be required to reimburse Landlord for some or all of such expenses, then at the Loss Closing, Tenant shall be required to pay to Landlord, in addition to the purchase price set forth above, any such accrued Operating Expenses (including, but not limited to, Taxes).

18.5.9.     Provided the Loss Closing is consummated in accordance with this Section 18, Tenant shall pay for all closing costs, including, but not limited to, the cost to record the deed, any transfer taxes, any closing escrow fees, the costs of any title insurance policy, and the cost of the survey. Tenant shall be solely responsible for procuring the title insurance policy and the survey and in no event shall the procurement of those items be a condition precedent to Tenant’s obligation to acquire the Premises. All other costs shall be paid in accordance with local custom. Each of Landlord and Tenant shall be responsible for their respective attorneys’ fees.

19.           SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises: (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit C, attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected with normal and customary use in accordance with prudent operating practices and in accordance with the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care) and losses by casualty or condemnation not required to be repaired or restored by Tenant pursuant to the provisions hereof; (b) Tenant shall remove all of Tenant’s personal property therefrom, except as otherwise expressly provided in this Lease, and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Upon prior notice (which may be delivered telephonically), Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 19 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 19 shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 125% of the Base Rent last prevailing hereunder, and also shall pay all actual damages (other than consequential or punitive damages) sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party. The provisions of this Section 19 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

20.	EVENTS OF DEFAULT.

20.1.        Bankruptcy of Tenant. It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant or Guarantor makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant or Guarantor under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within 90 days after filing, or whenever a receiver of Tenant or Guarantor, or of, or for, the property of Tenant or Guarantor shall be appointed (and, in the case of an involuntary receivership, such receivership has not been vacated or set aside within sixty (60) days thereafter), or Tenant or Guarantor admits it is insolvent or is not able to pay its debts as they mature.

20.2.        Default Provisions. In addition to any Default arising under Section 20.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within ten (10) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a ten day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord’s delivery to Tenant of written notice of such default under this Section 20.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then, as long as Tenant continues to diligently pursue such a cure, Landlord shall not exercise its remedies under Section 21 unless such default remains uncured for more than 120 days after the initial delivery of Landlord’s original default notice; and, at Landlord’s election; (c) if Tenant abandons the Premises during the Term; or (d) if Guarantor defaults under the Guaranty Agreement.

20.3.        Landlord’s Default. In the event that Landlord defaults in the observance or performance of any term or condition required to be performed by Landlord hereunder, Tenant may elect either to (i) act to cure and remedy such default hereunder by Landlord or (ii) commence an action in a court of competent jurisdiction to compel performance by Landlord hereunder; provided, however, that Tenant may not exercise either of such remedies without first providing written notice of the alleged default to Landlord, setting forth, with reasonable specificity and detail, the nature of such default, and thereafter permitting Landlord a 30 day period to cure such default (which cure period may be extended if Landlord is diligently pursuing performance of the applicable cure, but such cure is not completed within the 30 day period). Upon expiration of Landlord’s cure period, Tenant shall deliver written notice to Landlord advising of Tenant’s election of (i) or (ii) above. The remedies provided in (i) and (ii) are Tenant’s sole and exclusive remedies, whether at law or in equity. In the event that Tenant elects alternative (i), Landlord shall reimburse Tenant for all reasonable third-party costs and expenses actually expended by Tenant to perform any obligation of Landlord actually and properly owing hereunder. In connection with the exercise of the foregoing remedies or otherwise, Tenant shall not be entitled to any abatement, deduction or set off against the Rent payable hereunder.

21.	RIGHTS AND REMEDIES.

21.1.        Landlord’s Cure Rights Upon Default of Tenant. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

21.2.        Landlord’s Remedies. In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

21.2.1.     Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated). The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the per annum discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award, plus one percent (1.0%) per annum. Efforts by Landlord to mitigate damages caused by Tenant’s Default shall not waive Landlord’s right to recover damages under this Section 21.2. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

21.2.2.     Continue the Lease and Tenant’s right to possession and recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

21.2.3.     Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

21.2.4.     Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any security held or maintained by Landlord.

Any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Neither expiration or termination of this Lease nor the termination of Tenant’s right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

21.3.        Additional Rights of Landlord. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 2% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank NA, or its successor (“Default Interest”), from the due date thereof (provided, however, that if Tenant is entitled to notice and opportunity to cure a monetary default under Section 20.2, then such interest shall not accrue until expiration of such cure period) until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

21.4.        Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current monthly Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

22.           BROKER. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

23.	MISCELLANEOUS.

23.1.        Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

23.2.        Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service.

23.3.        Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

23.4.        Advances by Landlord. If Tenant shall fail to make or perform any payment or act required by this Lease within any applicable cure period, then Landlord may at its option make such payment or perform such act for the account of Tenant, and Landlord shall not thereby be deemed to have waived any default or released Tenant from any obligation hereunder. Landlord shall give Tenant thirty (30) days written notice (except in the case of an emergency) prior to Landlord making such payment or protective advance. All amounts so paid by Landlord and all incidental costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred in connection with such payment or performance, together with interest at the Default Interest rate (or at the highest rate not prohibited by applicable law, whichever is less) from and including the date of the making of such payment or of the incurring of such costs and expenses to and including the date of repayment, shall be paid by Tenant to Landlord on demand.

23.5.        Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Premises. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

23.6.        Recordation of Lease. Landlord and Tenant agree to execute a recordable memorandum of this Lease setting forth the names and addresses of the parties, a reference to this Lease with its date of execution, specific legal descriptions of the Premises, the actual Commencement Date, the term of the Lease and any Renewal Term(s), Tenant’s Right of First Offer, Tenant’s Expansion Option, and Landlord’s Covenants as described in Section 7 above. Such memorandum may be recorded by Tenant at Tenant’s expense or by Landlord at Landlord’s expense in the real property records of the county in which the Premises are situated.

23.7.        Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

23.8.        Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Premises is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

23.9.        Authority of Tenant. Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

23.10.      Authority of Landlord. Landlord and the person(s) executing this Lease on behalf of Landlord hereby represent, warrant, and covenant with and to Tenant as follows: the individual(s) acting as signatory on behalf of Landlord is(are) duly authorized to execute this Lease; Landlord has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Landlord; and Landlord shall timely and completely perform all of its obligations hereunder.

23.11.      WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

23.12.      Financial Information. From time to time during the Term but not more frequently than once in any consecutive twelve month period (except in the event that Tenant is in Default hereunder or in the event that Landlord is pursuing a potential sale or refinancing of the Premises), Tenant shall deliver to Landlord, within ten (10) days following Landlord’s written request therefor, the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet, operating statement, income statement and statements of cash flow and equity. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed (unless Tenant specifically states otherwise in writing) to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and at that there has been no material adverse change in the financial condition of Tenant since the date of the then applicable financial information.

23.13.      Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

23.14.      Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original, but all such counterparts shall together constitute a single, complete and fully-executed document.

23.15.      Right of First Offer. Tenant shall have a one time “Right of First Offer” to purchase the Premises on and subject to the terms, conditions and limitations set forth in Exhibit F attached hereto

23.16.      Expansion. Tenant shall have the one time to expand the Premises on and subject to the terms, conditions and limitations set forth in “Rider 1” to this Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

FR NET LEASE CO-INVESTMENT PROGRAM 13, LLC

By:	FR Net Lease Co-Investment Manager 13, LLC, its managing member

By:	FR Net Lease Co-Investment Program Manager, LLC, its sole member

By:	First Industrial, L.P., its sole member

By:	First Industrial Realty Trust, Inc., its sole general partner

	By:	/s/ Johannson Yap
	Name:	Johannson Yap
	Its:	Chief Investment Officer

TENANT:

LENOX, INCORPORATED, a New Jersey corporation

By:	/s/ Timothy J. Schugel
Its:	Chief Financial Officer and Chief Operating Officer

S-1

Landlord’s Addresses for Notices:	Tenant’s Addresses for Notices:
c/o First Industrial Realty Trust, Inc. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Executive Vice President-Operations	Lenox, Incorporated 6436 City West Parkway Eden Prairie, MN 55344 Attn: Tim Schugel

With a copy to:

First Industrial Realty Trust, Inc.

7150 Columbia Gateway Drive, Suite A

Columbia, Maryland 21046

Attention: Kevin Bauer – Senior Property

Manager

Telephone: (410) 312-2900

Facsimile: (410) 312-2990

With copies to: Lenox Group, Inc. 1414 Radcliffe Street Bristol, PA 19007-5496 Attn: L.A. Fantin and Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, MN 55402 Attn: Robert J. Olson

With a copy to:

(On or prior to June 30, 2007):

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

333 West Wacker Drive

Suite 2700

Chicago, Illinois 60606

Attn: Mark J. Beaubien

(After June 30, 2007):

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

200 West Madison Street

Suite 3900

Chicago, Illinois 60606

Attn: Mark J. Beaubien

S-2

EXHIBIT A

PREMISES

All of those lots or parcels of land located in Washington County, Maryland and more particularly described as follows:

Beginning at an iron pin and cap along the existing right of way for the cul-de-sac at Hunter’s-Green Parkway, said point also being located S 23°26’32” W 64.91 feet form the most southeastern corner of the lands of Lot 1 as recorded in Washington County Plat folio 5724, thence running

1. N 61°52’12” W 357.43 feet to a point, thence

2. N 73°57’41” W 311.22 feet to a point, thence with a curve to the left having a radius of 130.00 feet, an arc length of 176.77 feet and a chord bearing and distance of

3. S 67°05’05” W 163.46 feet to a point; thence

4. S 28°07’48” W 294.58 feet to a point, thence with a curve to the left having a radius of 30 feet, an arc length of 47.12 feet and a chord bearing and distance of

5. S 16°52’12” E 42.43 feet to a point, thence

6. S 61°52’12” E 45.24 feet to a point, thence

7. S 28°07’48” W 212.00 feet to a point, thence

8. N 61°52’12” W 842.09 feet to a point, thence

9. N 33°41’02” E 554.60 feet to a point, thence

10. S 61°52’12” E 642.53 feet to a point, thence

11. N 30°14’06” E 218.22 feet to a point, thence

12. N 59°44’09” W 677.59 feet to a point, thence

13. N 26°32’54” E 251.87 feet to a point, thence

14. N 67°56’10” W 332.65 feet to a point, thence

15. S 22°03’50” W 300.00 feet to a point, thence

16. N 54°58’15” W 142.05 feet to a point, thence

17. S 70°14’47” W 24.81 feet to a point, thence

18. S 20°56’55” W 118.29 feet to a point, thence

19. S 09°59’56” W 210.79 feet to a point, thence

20. S 18°00’23” W 18.67 feet to a point, thence

21. S 56°19’00” W 287.69 feet to a point, thence

22. N 33°41’04” E 425.87 feet to a point, thence

23. S 59°44’08” W 100.18 feet to a point, thence

24. S 33°41’02” W 185.64 feet to a point, thence

25. S 85°18’25” W 31.89 feet to a point, thence

26. S 33°41’02” W 591.12 feet to a point along the northern right-of-way line of Interstate 70, thence with said right-of-way line S 61°42’34” E 2724.62 feet to a point, thence leaving said right of way and running along the remaining lands of Grace Litton, et al, N 28°17’26” E 382.02 feet to a point, thence with said southern right-of-way line and with a curve to the right having a radius of 530.00 feet, an arc length of 279.97 feet and a chord bearing and distance of

27. N 22°34’01” W 276.73 feet to a point, thence with a curve to the left having a radius of 470.00 feet, an arc length of 400.99 feet and a chord bearing and distance of

28. N 31°52’32” W 388.94 feet to a point; thence

29. N 56°19’02” W 445.43 feet to a point, thence running with the cul-de-sac at the end of Hunter’s Green Parkway and with a curve to the left having a radius of 50 feet, an arc length of 61.51 feet and a chord bearing and distance of

30. S 88°25’06” W 57.743 feet to a point, thence running with a curve to the right having a radius of 70 feet, an arc length of 149.87 feet and a chord bearing and distance of

31. N 65°30’43” W 122.84 feet to the place of beginning.

Containing 40.00 acres of land, more or less.

Being Lot 5 as shown on a plat entitled “Final Plat of Subdivision of Lots 5 and 6 and Simplified Plat of Parcels B and C of Hunter’s Green Business Park for Tiger Development 11, LP”, said plat being recorded at Plat folio 6647, et seq, one of the plat records in the office of the Clerk of the Circuit Court for Washington County, Maryland.

A-1

EXHIBIT B

TENANT OPERATIONS INQUIRY FORM

1.	Name	of

Company/Contact

2.	Address/Phone

3.	Provide a brief description of your business and operations:

4.	Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

a. SARA Title III Section 312 (Tier II) reports	YES	NO
(> 10,000lbs. of hazardous materials STORED at any one time)
b. SARA Title III Section 313 (Tier III) Form R reports	YES	NO
(> 10,000lbs. of hazardous materials USED per year)
c. NPDES or SPDES Stormwater Discharge permit	YES	NO
(answer “No” if “No-Exposure Certification” filed)
d. EPA Hazardous Waste Generator ID Number	YES	NO

5.	Provide a list of chemicals and wastes that will be used and/or generated at the proposed location. Routine office and cleaning supplies are not included. Make additional copies if required.

B-1

Chemical/Waste	Approximate Annual Quantity Used or Generated	Storage Container(s) (i.e. Drums, Cartons, Totes, Bags, ASTs, USTs, etc)

B-2

EXHIBIT C

BROOM CLEAN CONDITION AND REPAIR REQUIREMENTS

•	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.
•

All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) repair or replacement of any significantly dented truck door panels (dents more than 1 inch deep), broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the building standard.

•

All structural steel columns in the warehouse and office should be inspected for structural damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

•

HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to operational condition given the age of the units. Tenant shall maintain, throughout the term of the Lease and any renewals, a preventative maintenance contract on all HVAC units. The contract shall be with a reputable mechanic company, reasonably acceptable to the Landlord, and shall consist at a minimum of semiannual inspections with filter changes, twice yearly complete cleaning of fins and coils, complete cleaning of all evaporators at least once every four years, and all other necessary adjustments. Working order shall include, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor mutually and reasonably agreeable to both parties to determine the condition of the HVAC systems.

•	All holes over 1/4” in diameter in the office space and in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.
•

The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them. Flooring shall be free of excessive dust, dirt, grease, oil and stains. Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

•	Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.
•

There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

•	All exterior windows with cracks or breakage shall be replaced. All interior windows shall be clean.

C-1

•	Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.
•

All mechanical and electrical systems shall be left in a safe condition that conforms to all codes applicable to Tenant and the Premises as of the termination of the Lease. Bare wires shall be clipped to the nearest junction box and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

•	All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.
•	All dock bumpers shall be left in place and well-secured.
•	Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.
•	All trash shall be removed from both inside and outside of the Building.
•	All signs in front of the Building and on glass entry door and rear door shall be removed.

Remove all pads for machinery and repair and seal any roof penetrations.

C-2

EXHIBIT D

TERMINATION FEE

In the event Tenant has the right to purchase the Premises pursuant to Section 18, the purchase price shall be an amount equal to the sum of (A) 1.10, multiplied by the amount of the current Landlord’s equity investment in the Premises (including all related acquisition costs, including, but not limited to, legal fees, brokerage commissions, environmental consultants and engineering consultants and any unreimbursed improvements and capital expenditures), plus (B) (i) the amount of any then-outstanding debt on the Premises, and (ii) the amount of any yield maintenance or defeasance fees, costs or other fees or premiums due in connection with the pre-payment of any then-outstanding debt (the “Debt Premium”). Landlord shall provide a good faith, non-binding estimate of the Debt Premium, if any, in anticipation of the Loss Closing Date promptly after the occurrence of a Casualty or Condemnation, except Tenant acknowledges that Landlord’s lender will calculate the actual Debt Premium, if any, to be paid by Tenant at the Loss Closing Date closer to such date (which lender’s calculation shall be binding on Tenant).

The determination of the purchase price under this Exhibit D shall be determined by Landlord in its sole, but reasonable, discretion and shall be conclusive absent manifest error.

D-1

EXHIBIT E

GUARANTY OF LEASE

GUARANTY OF LEASE (this “Guaranty”) made as of ___________ ____, 2006, by LENOX GROUP INC, a Delaware corporation, with an address at 1414 Radcliffe Street, Bristol, PA 19007-5496 (“Guarantor”), to _______________________________, a(n) ______________________, having an office at 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606 (“Landlord”).

W I T N E S S E T H :

WHEREAS:

A.           Landlord has been requested by Lenox, Incorporated, a New Jersey corporation, with an office at 6436 City West Parkway, Eden Prairie, MN 55344 (“Tenant”), to enter into an Industrial Building Lease dated as of the date hereof (the “Lease”), whereby Landlord would lease to Tenant, and Tenant would rent from Landlord, all of the premises commonly known as 16507 Hunters Green Parkway, Hagerstown, Maryland, as more particularly described in the Lease (the “Premises”).

B.           Guarantor is the parent of Tenant and will derive substantial economic benefit from the execution and delivery of the Lease.

C.           Guarantor acknowledges that Landlord would not enter into the Lease unless this Guaranty accompanied the execution and delivery of the Lease.

D.	Guarantor hereby acknowledges receipt of a copy of the Lease.

NOW, THEREFORE, in consideration of the execution and delivery of the Lease and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1.            DEFINITIONS. Defined terms used in this Guaranty and not otherwise defined herein have the meanings assigned to them in the Lease.

2.            COVENANTS OF GUARANTOR.

(a)         Guarantor absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety: (i) the full and prompt payment of all Base Rent and Additional Rent and all other rent, sums and charges of every type and nature payable by Tenant under the Lease, and (ii) the full, timely and complete performance of all covenants, terms, conditions, obligations and agreements to be performed by Tenant under the Lease (all of the obligations described in clauses (i) and (ii), collectively, the “Obligations”), which Obligations shall not exceed the liabilities and obligations of Tenant under the Lease. If Tenant defaults under the Lease, Guarantor will, within the notice and cure periods provided in the Lease, pay and perform all of the Obligations, and pay to Landlord, when and as due, all Base Rent and Additional Rent payable by Tenant under the Lease, together with all damages, costs and expenses to which Landlord is entitled pursuant to the Lease.

(b)          Guarantor agrees with Landlord that (i) any action, suit or proceeding of any kind or nature whatsoever (an “Action”) commenced by Landlord against Guarantor to collect Base Rent and Additional Rent and any other rent, sums and charges due under the Lease for any month or months shall not prejudice in any way Landlord’s rights to collect any such amounts due for any subsequent month or months throughout the Term in any subsequent Action, (ii) Landlord may, at its option, without prior notice or demand, join Guarantor in any Action against Tenant in connection with or based upon either or both of the Lease and any of the Obligations, (iii) Landlord may seek and obtain recovery against Guarantor in an Action against Tenant or in any independent Action against Guarantor without Landlord first asserting, prosecuting, or exhausting any remedy or claim against Tenant or against any security of Tenant held by Landlord under the Lease, and (iv) Guarantor will be conclusively bound by a judgment entered in any Action in favor of Landlord against Tenant, as if Guarantor were a party to such Action, irrespective of whether or not Guarantor is entered as a party or participates in such Action.

(c)          Any default or failure by the Guarantor to perform any of its Obligations under this Guaranty shall be deemed an immediate default by Tenant under the Lease.

3.	GUARANTOR’S OBLIGATIONS UNCONDITIONAL.

(a)          This Guaranty is an absolute and unconditional guaranty of payment and of performance, and not of collection, and shall be enforceable against Guarantor without the necessity of the commencement by Landlord of any Action against Tenant, and without the necessity of any notice of nonpayment, nonperformance or nonobservance, or any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives in advance. The obligations of Guarantor hereunder are independent of the obligations of Tenant.

(b)          If the Lease is renewed, or the Term extended, for any period beyond the Expiration Date, either pursuant to any option granted under the Lease or otherwise, or if Tenant holds over beyond the Expiration Date, the obligations of Guarantor hereunder shall extend and apply to the full and faithful performance and observance of all of the Obligations under the Lease accruing during any renewal, extension or holdover period.

(c)          This Guaranty is a continuing guaranty and will remain in full force and effect notwithstanding, and the liability of Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any modifications, alterations or amendments of the Lease (regardless of whether Guarantor consented to or had notice of same), (ii) any releases or discharges of Tenant other than the full release and complete discharge of all of the Obligations, (iii) Landlord’s failure or delay to assert any claim or demand or to enforce any of its rights against Tenant, (iv) any extension of time that may be granted by Landlord to Tenant, (v) any assignment or transfer of all of any part of Tenant’s interest under the Lease (whether by Tenant, by operation of law, or otherwise), (vi) any subletting, concession, franchising, licensing or permitting of the Premises, (vii) any changed or different use of the Premises, (viii) any other dealings or matters occurring between Landlord and Tenant, (ix) the taking by Landlord of any additional guarantees, or the receipt by Landlord of any collateral, from other persons or entities, (x) the release by Landlord of any other guarantor, (xi) Landlord’s release of any security provided under the Lease, or (xii) Landlord’s failure to perfect any landlord’s lien or other lien or security interest available under applicable Laws. Without limiting the foregoing, this Guaranty shall be applicable to any obligations of Tenant arising in connection with a termination of the Lease, whether voluntary or otherwise. Guarantor hereby consents, prospectively, to Landlord’s taking or entering into any or all of the foregoing actions or omissions. For purposes of this Guaranty and the obligations and liabilities of Guarantor hereunder, “Tenant” shall be deemed to include any and all concessionaires, licensees, franchisees, department operators, assignees, subtenants, permittees or others directly or indirectly operating or conducting a business in or from the Premises and/or the Property, as fully as if any of the same were the named Tenant under the Lease.

(d)          Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise by (i) the release or discharge of Tenant in any state or federal creditors’ proceedings, receivership, bankruptcy or other proceeding; (ii) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code (11 U.S.C. § 101 et seq., as amended), or from other statute, or from the order of any court; or (iii) the rejection, disaffirmance or other termination of the Lease in any such proceeding. This Guaranty shall continue to be effective if at any time the payment of any amount due under the Lease or this Guaranty is rescinded or must otherwise be returned by Landlord for any reason, including, without limitation, the insolvency, bankruptcy, liquidation or reorganization of Tenant, Guarantor or otherwise, all as though such payment had not been made, and, in such event, Guarantor shall pay to Landlord an amount equal to any such payment that has been rescinded or returned if equitable and permitted by applicable law.

4.	WAIVERS OF GUARANTOR.

(a)           Without limitation of the foregoing, Guarantor waives (i) notice of acceptance of this Guaranty and notice of dishonor, (ii) notice of any actions taken by Landlord or Tenant under the Lease or any other agreement or instrument relating thereto, (iii) notice of any and all defaults by Tenant in the payment of Base Rent and Additional Rent or other rent, charges or amounts, or of any other defaults by Tenant under the Lease, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving Guarantor of its obligations hereunder, (v) any requirement that Landlord protect, secure, perfect, insure or proceed against any security interest or lien, or any property subject thereto, or exhaust any right or take any action against Tenant or any collateral, and (vi) the benefit of any statute of limitations affecting Guarantor’s liability under this Guaranty.

(b)          GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PERSON OR ENTITY WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH: THIS GUARANTY; THE LEASE; ANY LIABILITY OR OBLIGATION OF TENANT IN ANY MANNER RELATED TO THE PREMISES AND/OR THE PROPERTY; ANY CLAIM OF INJURY OR DAMAGE IN ANY WAY RELATED TO THE LEASE, THE PREMISES AND/OR THE PROPERTY; ANY ACT OR OMISSION OF TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, SUPPLIERS, SERVANTS, CUSTOMERS, CONCESSIONAIRES, FRANCHISEES, PERMITTEES OR LICENSEES; OR ANY ASPECT OF THE USE OR OCCUPANCY OF, OR THE CONDUCT OF BUSINESS IN, ON OR FROM THE PREMISES AND/OR THE PROPERTY. GUARANTOR SHALL NOT IMPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SET-OFF, RECOUPMENT OR DEDUCTION OF RENT IN ANY ACTION BROUGHT BY LANDLORD AGAINST GUARANTOR UNDER THIS GUARANTY. GUARANTOR SHALL NOT BE ENTITLED TO MAKE, AND HEREBY WAIVES, ANY AND ALL DEFENSES AGAINST ANY CLAIM ASSERTED BY LANDLORD OR IN ANY SUIT OR ACTION INSTITUTED BY LANDLORD TO ENFORCE THIS GUARANTY OR THE LEASE, EXCEPT THE DEFENSE OF PAYMENT. IN ADDITION, GUARANTOR HEREBY WAIVES, BOTH WITH RESPECT TO THE LEASE AND WITH RESPECT TO THIS GUARANTY, ANY AND ALL RIGHTS WHICH ARE WAIVED BY TENANT UNDER THE LEASE, IN THE SAME MANNER AS IF ALL SUCH WAIVERS WERE FULLY RESTATED HEREIN. THE LIABILITY OF GUARANTOR UNDER THIS GUARANTY IS PRIMARY AND UNCONDITIONAL.

5.            SUBROGATION. Guarantor shall not be subrogated, and hereby waives and disclaims any claim or right against Tenant by way of subrogation or otherwise, to any of the rights of Landlord under the Lease or otherwise, or in either or both of the Premises and the Property, which may arise by any of the provisions of this Guaranty or by reason of the performance by Guarantor of any of its Obligations hereunder. Guarantor shall look solely to Tenant for any recoupment of any payments made or costs or expenses incurred by Guarantor pursuant to this Guaranty. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and performed in full, Guarantor shall hold such amount in trust for Landlord and shall pay such amount to Landlord immediately following receipt by Guarantor, to be applied against the Obligations, whether matured or unmatured, in such order as Landlord may determine. Guarantor hereby subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

6.            REPRESENTATIONS AND WARRANTIES OF GUARANTOR. Guarantor represents and warrants that:

(a)          Guarantor is a corporation; has all requisite power and authority to enter into and perform its obligations under this Guaranty; and this Guaranty is valid and binding upon and enforceable against Guarantor without the requirement of further action or condition.

(b)          The execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) contravene any applicable Laws or any contractual restriction binding on or affecting Guarantor or any of its properties, or (ii) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

(c)          There is no action, suit or proceeding pending or threatened against or otherwise affecting Guarantor before any court or other governmental authority or any arbitrator that may materially adversely affect Guarantor’s ability to perform its obligations under this Guaranty.

(d)          Guarantor’s principal place of business is 1414 Radcliffe Street, Bristol, PA 19007-5496.

(e)	Guarantor is the parent company of Tenant.

7.            NOTICES. Any consents, notices, demands, requests, approvals or other communications given under this Guaranty shall be given as provided in the Lease, and as follows:

(a)          if to Guarantor at Guarantor’s address set forth on the first page of this Guaranty, Attention: L.A. Fantin; and

(b)          if to Landlord, at Landlord’s address set forth on the signature page of the Lease (with a copy to Landlord’s attorney as also set forth on the signature page to the Lease); or to such other addresses as either Landlord or Guarantor may designate by notice given to the other in accordance with the provisions of this Section 7.

8.             CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. The undersigned hereby (a) consents and submits to the jurisdiction of the courts of the State of Maryland and the federal courts sitting in the State of Maryland and shall be subject to service of process in the State of Maryland with respect to any dispute there arising, directly or indirectly, out of this Guaranty, (b) waives any objections which the undersigned may have to the laying of venue in any such suit, action or proceeding in either such court, (c) agrees to join Landlord in any petition for removal to either such court, (d) agrees to join Landlord in any petition for removal to either and such court, and (e) irrevocably designates and appoints Tenant as its authorized agent to accept and acknowledge on its behalf service of process with respect to any disputes arising, directly or indirectly, out of this Guaranty. The undersigned hereby acknowledges and agrees that Landlord may obtain personal jurisdiction and perfect service of process through Tenant as the undersigned agent, or by any other means now or hereafter permitted by applicable law. Nothing above shall limit Landlord’s choice of forum for purposes of enforcing this Guaranty.

9.	MISCELLANEOUS.

(a)          Guarantor further agrees that Landlord may, without notice, assign this Guaranty in whole or in part, at such time and contemporaneous with the assignment by Landlord of the Lease. If Landlord disposes of its interest in the Lease, “Landlord,” as used in this Guaranty, shall mean Landlord’s successors and assigns. This Guaranty may not be assigned by Guarantor without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

(b)          Guarantor promises to pay all of Landlord’s expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Landlord in enforcing the terms and conditions of either or both of the Lease and this Guaranty if Landlord prevails.

(c)          Guarantor shall, from time to time within ten (10) business days after receipt of Landlord’s request, execute, acknowledge and deliver to Landlord a statement certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications). Such certificate may be relied upon by any prospective purchaser, lessor or lender of all or a portion of the Premises and/or Property.

(d)          If any portion of this Guaranty shall be deemed invalid, unenforceable or illegal for any reason, such invalidity, unenforceability or illegality shall not affect the balance of this Guaranty, which shall remain in full force and effect to the maximum permitted extent.

(e)          The provisions, covenants and guaranties of this Guaranty shall be binding upon Guarantor and its heirs, successors, legal representatives and assigns, and shall inure to the benefit of Landlord and its successors and assigns, and shall not be deemed waived or modified unless such waiver or modification is specifically set forth in writing, executed by Landlord or its successors and assigns, and delivered to Guarantor.

(f)           Whenever the words “include”, “includes”, or “including” are used in this Guaranty, they shall be deemed to be followed by the words “without limitation”, and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Guaranty shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

(g)          Each of the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in the Lease or this Guaranty.

(h)          The provisions of this Guaranty shall be governed by and interpreted solely in accordance with the internal laws of the State of Maryland, without giving effect to the principles of conflicts of law.

(i)           The execution of this Guaranty prior to execution of the Lease shall not invalidate this Guaranty or lessen the Obligations of Guarantor hereunder.

(j)           Guarantor shall deliver to Landlord, upon reasonable request by Landlord, financial statements for Guarantor prepared by an independent public accountant in the ordinary course of the business and in accordance with customary accounting practices applicable to business operations similar (in terms of the entity’s domicile and whether such entity is a privately held or a public company) to that of Guarantor.

[Signature Page to Follow]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

LENOX GROUP INC, a Delaware corporation

By:
Name:
Its:

EXHIBIT F

RIGHT OF FIRST OFFER

1.            Defined Terms. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings respectively ascribed to such terms in the Lease.

2.            GRANT. Landlord hereby covenants and agrees that Tenant shall have, and Landlord hereby grants to Tenant, a one time “Right of First Offer” to purchase the Premises.

3.            OFFER NOTICE. Prior to Landlord accepting an offer for the sale of the Premises (which acceptance by Landlord shall be contingent on Tenant’s rights under this Right of First Offer), Landlord shall first offer to Tenant the opportunity to purchase fee simple title to the Premises by advising Tenant, in writing (the “Offer Notice”), of Landlord’s desire to sell the Premises. For purposes of this Lease, a sale of the Premises to which this Right of First Offer applies shall include an indirect transfer of the Premises resulting from the transfer of all or substantially all of the beneficial ownership interests in Landlord to a third party undertaken for purposes of transferring beneficial ownership of the Premises (an “Indirect Sale”); provided, however, that this Right of First Offer applies shall not apply to: (i) the direct or indirect transfer of, or issuance of beneficial ownership interest in, First Industrial Investment, Inc. (“FI”), First Industrial, L.P. (“FILP”), First Industrial Realty Trust, Inc. (“FR”) or any successor-in-interest to any of the foregoing; or (ii) the transfer of less than 50% of the ownership interests in Landlord; or (iii) the transfer of ownership interests in Landlord in connection with a joint venture involving Landlord, FILP, FR or FI or the sale of all or substantially all of the assets of such a joint venture; or (iv) a transfer of the Premises (or the marketing of the Premises) in a transaction that closes essentially contemporaneously with either (A) a liquidation of Landlord, (B) a transfer like that described in clause (iii) above or (C) a transfer from one member or partner in Landlord of its entire equity interest to another member or partner in Landlord, but such Right of First Offer will survive any of the foregoing events. In the Offer Notice, Landlord shall describe, with reasonable specificity, the purchase price and other relevant terms and conditions upon which Landlord is prepared to sell its fee simple interest in the entire Premises (the “Offer Terms”).

4.            RESPONSE. Upon Landlord’s delivery of the Offer Notice and Offer Terms, Tenant shall have twelve (12) business days (the “Response Period”) in which to advise Landlord, in writing (the “Offer Response”), whether or not Tenant desires to exercise its Right of First Offer and acquire fee simple title to the Premises on all of the Offer Terms. If Tenant fails to timely deliver an Offer Response electing to exercise its Right of First Offer, then Tenant shall have automatically, unconditionally and permanently waived its Right of First Offer with respect to the Premises (subject to Section 6 hereof and the last sentence of this Section 4) such that the Right of First Offer no longer applies to the Premises. In that event, Landlord shall be free to pursue a sale of its fee simple interest in the Premises to a third party, including, but not limited to, an Indirect Sale (a “Sale”), on substantially the same Offer Terms as are set forth in the then-applicable Offer Notice. In the event (A) Landlord delivers an Offer Notice; (B) Tenant elects or is deemed to elect not to exercise its Right of First Offer; and (c) Landlord does not consummate a Sale within twelve (12) months after the expiration of the Response Period (such 12 month period, the “Offer Period”), Tenant’s waiver of its Right of First Offer shall be rescinded and Landlord shall not be free to pursue a Sale of the Premises without complying with the terms of this Exhibit F and Tenant’s Right of First Offer as to the Premises.

5.            PURCHASE CONTRACT. If Tenant timely delivers an Offer Response and advises Landlord of its desire to acquire Landlord’s fee simple interest in the Premises, the terms and provisions of this Section 5 shall apply.

a.            General. Simultaneously with the delivery by Tenant to Landlord of an Offer Response, Tenant shall deposit with Landlord, as its earnest money deposit, the sum of $500,000 (the “Earnest Money”) and applied in accordance with this Exhibit. Tenant shall have no right to exercise this Right of First Offer if Tenant is in default of its obligation under the Lease to pay Base Rent or Additional Rent beyond the applicable cure period. If Tenant is and remains in default of its obligation under the Lease to pay Base Rent or Additional Rent as of the Closing (hereinafter defined), Landlord may elect, in its sole discretion, to void Tenant’s exercise of this Right of First Offer by delivery of written notice to Tenant, in which event this Right of First Offer shall thereafter be forever null and void and Landlord shall be entitled to retain the Earnest Money. Within ten (10) days after the delivery by Tenant to Landlord of an Offer Response, Tenant shall deliver to Landlord a title commitment, issued by a reputable, national title insurance company selected by Tenant (the “Title Company”), for an owner’s title insurance policy (the “Title Policy”) in the full amount of the Purchase Price (as hereinafter defined), together with copies of all recorded documents representing title exceptions.

b.            Purchase Price. The total purchase price to be paid by Tenant to Landlord for the Premises shall be as set forth in the Offer Terms (the “Purchase Price”), plus or minus any adjustments contemplated in herein. The Earnest Money shall be held in escrow by the Title Company and applied against the Purchase Price.

c.            Closing. The purchase of the Premises contemplated herein shall be consummated at a closing (the “Closing”) to take place by mail or at the offices of the Title Company. The Closing shall occur on the sooner to occur of: (i) such date as the parties shall mutually agree in writing; and (ii) thirty (30) days after the delivery by Tenant to Landlord of an Offer Response (the “Closing Date”). The Closing shall be effective as of 11:59 p.m. on the Closing Date. In the event of any conflict between the Offer Terms applicable to the sale of the Premises and the terms of this Section 5, the terms of this Section 5 shall control.

d.            Landlord’s Closing Deliveries. At the Closing, Landlord shall deliver, or cause to be delivered, to Tenant the following duly executed by Landlord where appropriate: (i) a Special Warranty Deed, in recordable form, conveying the Premises to Tenant subject to the Permitted Exceptions (as hereinafter defined); (ii) a Quitclaim Bill of Sale conveying all of Landlord’s interest in and to any tangible personal property located on the Premises which is owned by Landlord and used by Landlord solely in connection with the Premises; (iii) an Affidavit of Title in form and substance reasonably acceptable to the Title Company; (iv) a closing statement (the “Closing Statement”) conforming to the prorations and other relevant provisions of this Addendum; (v) an Entity Transfer Certification confirming that Landlord is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; (vi) such evidence of the authority and good standing of Landlord as the Title Company shall reasonably require as a condition to the issuance of the Title Policy, and (vii) an assignment of all leases, contracts, etc. on the or pertaining to the Premises that will survive the Closing or as otherwise requested by Tenant.

e.            Tenant’s Closing Deliveries. At the Closing, Tenant shall deliver, or cause to be delivered, to Landlord the following duly executed by Tenant where appropriate: (i) the Closing Statement; and (ii) the Purchase Price, plus or minus prorations and other adjustments, in immediately available funds.

f.             Title Condition. It shall be a condition precedent to Tenant’s obligation to proceed to the Closing that, at the Closing, the Title Company shall issue the Title Policy (or a “marked” title commitment) to Tenant insuring, in the full amount of the Purchase Price, Tenant as the fee simple owner of the Premises, subject only to the Permitted Exceptions. If the foregoing condition precedent fails for any reason other than the actions of Tenant, the exercise of this Right of First Offer by Tenant shall, at Tenant’s election, be null and void, in which event (i) the Earnest Money shall be returned to Tenant, and (ii) this Right of First Offer shall be irrevocably terminated and of no further force and effect. Landlord shall convey the Premises to Tenant subject to any and all liens, claims and encumbrances of record (“Permitted Exceptions”) other than the following: (i) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Landlord; (ii) mechanic’s liens pursuant to a written agreement between the claimant and Landlord; (iii) broker’s liens pursuant to a written agreement between the broker and Landlord and (iv) any other lien securing the payment of money owed by Landlord (the “Mandatory Cure Items”). Landlord shall, at Landlord’s sole cost, cure and remove any Mandatory Cure Items on or prior to the Closing. If Landlord fails to cure and remove (whether by endorsement or otherwise) any Mandatory Cure Items on or prior to the Closing, Tenant may, at its option and as its sole remedy hereunder, at law, in equity or pursuant to the Lease, either (i) terminate its election to exercise this Right of First Offer, in which event the Earnest Money shall be returned by Landlord to Tenant and this Right of First Offer shall thereafter become forever null and void, or (ii) proceed to close with title to the Premises as it then is with the right to deduct from the Purchase Price the amount reasonably necessary to cure and remove (by endorsement or otherwise, as mutually and reasonably determined by Tenant and Landlord) those Mandatory Cure Items that Landlord has failed to cure and remove.

g.            Property Transferred “As Is”. The sale of the Premises pursuant to this Right of First Offer as provided for herein shall be made on a “AS IS,” “WHERE-IS” basis as of the Closing Date, without any representations or warranties, of any nature whatsoever from Landlord. Landlord hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Premises and the suitability thereof for any and all activities and uses that Tenant may elect to conduct thereon, (ii) the manner, construction, condition and state of repair or lack of repair of any improvements located thereon, (iii) the nature and extent of any right-of-way, lien, encumbrance, license, reservation, condition or otherwise, (iv) the compliance of the Premises or its operation with any laws, rules, ordinances, or regulations of any government or other body; and (v) any other matter whatsoever. Tenant expressly acknowledges that, in consideration of the agreements of Landlord herein, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PREMISES, ANY IMPROVEMENTS LOCATED THEREON, OR ANY SOIL CONDITIONS RELATED THERETO. TENANT, FOR TENANT AND TENANT’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES LANDLORD FROM AND WAIVES ANY AND ALL CLAIMS AND LIABILITIES AGAINST LANDLORD FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL CONDITION AT THE PREMISES (OR THE PRESENCE OF ANY

MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PREMISES), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PREMISES, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH OR ARISING OUT OF ANY AND ALL ENVIRONMENTAL LAWS.

h.            Prorations. Notwithstanding any local custom to the contrary, as it relates to a purchase of the Premises, there shall be no prorations and adjustments between Landlord and Tenant at the Closing (including, but not limited to, any proration or adjustment of ad valorem real estate taxes or special assessments) except as hereinafter expressly provided. Tenant shall receive a credit from Landlord at the Closing for that portion of any Rent paid by Tenant to Landlord for the month in which the Closing occurs (the “Closing Month”) that is allocable to the period from and after the Closing Date. Tenant shall provide a credit to Landlord at the Closing for: (i) any and all Rent and other sums due and owing from Tenant to Landlord pursuant to the Lease with respect to the period prior to the Closing Date that Tenant has not previously paid to Landlord, including, but not limited to, Rent for that portion of the Closing Month occurring prior to the Closing Date to the extent not paid by Tenant prior to the Closing; (ii) any and all Operating Expenses and costs related to the Property that have been paid by Landlord and are related to the period from and after the Closing to the extent not previously reimbursed by Tenant; and (iii) any and all Taxes paid by Landlord for which Tenant has not reimbursed Landlord, whether related to the period prior to or after the Closing Date. Landlord and Tenant hereby agree to re-prorate such amounts to the extent of any error, which obligation shall survive the Closing and the delivery of any conveyance documentation.

i.             Closing Expenses. All costs in connection with the purchase of the Premises and the transactions contemplated by this Exhibit F, including, without limitation, any recording fees, broker fees, closing or escrow fees, title insurance premiums, survey costs and transfer taxes shall be allocated in accordance with local custom. Each of Landlord and Tenant shall be responsible for their respective attorneys’ fees.

j.             Termination of Lease. Upon the Closing and the transfer to Tenant of the Premises, the Lease shall terminate except for those provisions under the Lease which by their terms specifically survive.

k.            Brokerage. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this Right of First Offer. Landlord and Tenant each hereby indemnify, protect and defend and hold the other harmless from and against all Losses resulting from the claims of any broker, finder, or other such party claiming a commission in connection with the sale of the Premises pursuant to this Right of First Offer by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 5(k) shall survive any transfer of the Premises and the delivery of any conveyance documentation.

l.             Absence of Contingencies. Tenant acknowledges and agrees that, except for the condition precedent relative to the issuance of the Title Policy contained above, there are no conditions precedent or other contingencies to Tenant’s obligation to proceed to the Closing if Tenant exercises this Right of First Offer. Without limitation of the foregoing, Tenant shall not be entitled to the benefit of any due diligence or other contingency period. Prior to the exercise of this Right of First Offer, Tenant may conduct normal and customary due diligence investigations and studies of the Premises (“Tenant’s Project Inspection”) subject to the terms and conditions set forth in this Section. Tenant shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Premises (any such investigation, examination or study, an “Intrusive Investigation”) as part of Tenant’s Project Inspection without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. In the event Tenant desires to conduct (or cause to be conducted) any Intrusive Investigation, such as sampling of soils, other media, building materials, or the other comparable investigation, Tenant will provide a written scope of work to Landlord describing exactly what procedures Tenant desires to perform. Tenant and Tenant’s consultants, agents and employees shall, in performing any Tenant’s Project Inspections, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to such procedures or the Premises. Tenant and Tenant’s consultants shall: (a) subject to Section 10 of the Lease, maintain comprehensive general liability (occurrence) insurance in an amount of not less than $2,000,000 covering any accident arising in connection with Tenant’s Project Inspections, and deliver a certificate of insurance (in form reasonably acceptable to Landlord), which names Landlord as additional insured thereunder verifying such coverage, to Landlord prior to the performance of any Tenant’s Project Inspections; (b) promptly pay when due any third party costs resulting from Tenant’s Project Inspections; and (c) restore the Premises to the condition in which the same were found before any such Tenant’s Project Inspections were undertaken and repair any damage to the Premises to the extent such condition was altered or the Premises were damaged (directly or indirectly) in connection with Tenant’s Project Inspections. Tenant hereby indemnifies, protects, defends and holds Landlord, Landlord’s affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns, harmless from and against any and all Losses that any such party suffers or incurs as a result of, or in connection with, (i) any damage caused to, in, or at the Premises; (ii) injury or death to person; or (iii) mechanic’s liens or materialmen’s liens arising out of, or in connection with, Tenant’s Project Inspections. Tenant’s undertakings pursuant to this Section shall survive the Closing and shall not be merged into any instrument of conveyance delivered at the Closing.

m.           No Assignment. The rights of Tenant pursuant to this Right of First Offer are personal to Tenant and may not be assigned by Tenant, except in connection with a Permitted Transfer described in Section 8.3 of the Lease. In the event that Tenant assigns, transfers or conveys all or some portion of its interest in the Lease, this Right of First Offer shall be null, void and of no further force and effect irrespective of whether Landlord has consented to such assignment.

n.            Default by Landlord. If Landlord shall be in material default of its obligations pursuant to this Right of First Offer, Tenant may either (i) terminate Tenant’s election to exercise this Right of First Offer by written notice to Landlord, in which event (a) the Earnest Money shall be returned to Tenant and (b) this Right of First Offer shall continue in effect; and (ii) Tenant may file an action for declaratory judgment or equitable relief, including for specific performance of Landlord’s obligation to proceed to the Closing, including curing the default in question at Closing. Tenant shall have no other remedy for any default by Landlord pursuant to this Exhibit F, except with respect to title conditions as specifically addressed above.

o.            Default by Tenant. In the event Tenant defaults in its obligations to close the purchase of the Premises, or in the event Tenant otherwise defaults pursuant to this Exhibit F, then Landlord shall be entitled to retain the Earnest Money as fixed and liquidated damages, this Right of First Offer shall thereafter be forever void and of no further force and effect. Landlord shall have no other remedy for any default by Tenant pursuant to this Exhibit F, including any right to damages or to exercise its rights pursuant to the Lease. LANDLORD AND TENANT ACKNOWLEDGE AND AGREE THAT (1) THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY LANDLORD AS A RESULT OF HAVING WITHDRAWN THE PREMISES FROM SALE AND THE FAILURE OF THE OPTION CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF TENANT UNDER THIS EXHIBIT F; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY LANDLORD AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF TENANT UNDER THIS EXHIBIT F WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; AND (3) THE AMOUNT OF THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.

6.            CHANGE IN OFFER TERMS. In the event that (a) Landlord delivers an Offer Notice and Tenant fails to deliver an Offer Response electing to exercise its Right of First Offer prior to the expiration of the Response Period; and (b) therefore, Landlord has the right to, and is, marketing the Premises for a Sale or actively pursuing the negotiation of the terms and conditions of a Sale, but in the course of such pursuit Landlord desires to change or alter any of the Offer Terms in any material respect, then, during the Offer Period only, Landlord may not consummate any then-pending sale, or finalize the terms and conditions of a Sale, based on and incorporating a material change in the Offer Terms without first delivering a revised Offer Notice to Tenant, reflecting the then-applicable Offer Terms, and providing Tenant with a Tenant’s Response Period during which Tenant may elect to deliver an Offer Response. For purposes of this Section 6, a change in the purchase price originally included in the Offer Terms shall be deemed material if that purchase price is reduced by more than ten percent (10%) and no changes to the Offer Terms shall be material other than changes in the purchase price.

7.             EXCLUDED SALES. In the event that Landlord desires to transfer and convey all or any portion of its interest in the Premises to FR, FI, FILP, an affiliate of Landlord, FR, FI or FILP, to any entity controlled by, or under common control with, Landlord, FR, FI or FILP or any affiliate of Landlord, FR, FI or FILP, to any joint venture in which Landlord, FR, FI or FILP have an interest or to any other participant in such joint venture (or any affiliate of such a participant (any of the foregoing, an “Affiliate”, and any such transfer or conveyance, an “Affiliate Transfer”), such Affiliate Transfer shall not trigger Tenant’s Right of First Offer and, following such Affiliate Transfer, Tenant shall retain its Right of First Offer pursuant to this Agreement. In the event that Landlord desires to market, transfer and convey (any such marketing, transfer or conveyance, a “Portfolio Transfer”) all or any portion of its interest in the Premises to a third party as part of a Portfolio Sale (as hereinafter defined) which includes the Premises, such Portfolio Transfer shall not trigger Tenant’s Right of First Offer and, upon the sale of the Premises as part of any such Portfolio Transfer, Tenant’s Right of First Offer shall automatically be rendered irrevocably null and void and neither party shall have any further rights or liabilities under this Exhibit F. For purposes of this Agreement, a “Portfolio Sale” shall mean the actual or proposed sale, transfer or conveyance, direct or indirect, of more than three (3) properties by Landlord, FI, FILP or FR and one or more Affiliates of Landlord, FI, FILP or FR as part of the same sale or offering package. Notwithstanding anything contained herein to the contrary, the transfer of the Premises as part of a foreclosure, a transfer in lieu of foreclosure or other comparable exercise by a lender of its rights in connection with a loan to Landlord or an Affiliate of Landlord shall not trigger this Right of First Offer and the same shall void this Right of First Offer.

8.            TERMINATION. If Landlord consummates a Sale (within the confines of the requirements imposed in this Exhibit F above), or in the event Tenant does not exercise its Right of First Offer, then from and after the date on which such Sale is consummated (unless an Affiliate Transfer), Tenant’s Right of First Offer shall automatically be rendered irrevocably null and void and Tenant shall have no further rights under this Exhibit F or the Lease to acquire fee simple title to the Premises.

9.            BENEFIT. This Exhibit F is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

RIDER 1

TENANT’S EXPANSION OPTION

1.            Tenant’s Expansion Option. Tenant shall have a one (1) time option (the “Expansion Option”) to construct, or cause to be constructed, at Tenant’s sole cost and expense, an expansion of the Premises of approximately 100,000 additional square feet (along with any related parking expansion and modification to the current Premises on and subject to the limitations herein set forth, collectively, the “Expansion Improvements”), by delivery of written notice to Landlord (the “Expansion Notice”) at any time from and after the Commencement Date until the date that is two (2) years prior to the Expiration Date; provided, however, that Landlord may elect (in its sole discretion) to construct the Expansion Improvements, on behalf of Tenant and at Landlord’s sole cost, in exchange for Tenant’s agreement to pay the Expansion Rent (as hereinafter defined), all as more particularly described in Section 3.4 below. The exercise of the Expansion Option shall be made by Tenant on and subject to the terms, conditions and limitations set forth in this Rider No. 1. Notwithstanding anything contained herein to the contrary, Tenant shall have no right to exercise its Expansion Option if: (i) Tenant is in default hereunder (beyond applicable notice and cure periods) at such time as Tenant delivers its Expansion Notice or the date upon which construction of the Expansion Improvements commences (such date, the “Expansion Commencement Date”); or (ii) Tenant does not have a tangible net worth, determined in accordance with generally accepted accounting principles (after deduction for loans to officers and directors, good will and deferred assets) as of each of the date on which Tenant delivers its Expansion Notice and the Expansion Commencement Date, in excess of $15,000,000, such tangible net worth to be evidenced to Landlord by documentation reasonably satisfactory to Landlord.

2.            Expansion Notice; Preliminary Plans. The Expansion Notice shall (i) specify the size, nature and scope of the proposed Expansion Improvements; and (ii) be accompanied by preliminary plans and specifications for the construction of the desired Expansion Improvements prepared by an AIA certified architect (the “Proposed Expansion Plans”), which Proposed Expansion Plans shall be sufficient in scope and detail to enable Landlord to evaluate the feasibility, timing and cost to construct the Expansion Improvements. The Expansion Improvements shall be compatible, as to design and aesthetics, with the existing Premises. The Expansion Improvements shall not require the retrofitting or modification of any of the current Premises existing structure and systems (including, without limitation, all mechanical, electrical, plumbing, heating, ventilating and air conditioning systems), except as reasonably necessary for the proper functioning of the Expansion Improvements, and except as may be consented to by Landlord in its reasonable discretion. The cost of any such retrofitting shall be at Tenant’s sole cost and expense. The configuration of the Expansion Improvements (including, but not limited to, the footprint thereof, the density and number of stories and the rentable square footage intended to be devoted to each of warehouse and office uses), and the composition of the rentable area therein, shall (x) conform to then-applicable zoning laws and regulations and private restrictions unless Tenant obtains a variance in form acceptable to Landlord, and (y) be subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed. Tenant shall have no right to exercise the Expansion Option if the proposed Expansion Improvements (or any expansion of the existing Premises) is not permissible or permitted pursuant to either or both: (i) any and all laws, ordinances, rules and regulations of any governmental or quasi-governmental authority, including, but not limited to, any zoning ordinances, unless Tenant

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obtains a variance for the same (in form and substance reasonably acceptable to Landlord), and (ii) any private conditions, covenants or restrictions encumbering the Premises as of the date on which Tenant delivers the Expansion Notice, provided, however, Landlord shall, at no further cost to Landlord, make reasonable efforts and reasonably cooperate with Tenant to obtain the consent of any entity that has covenants or restrictions encumbering the Premises. In addition, and not as a limitation, to the foregoing, in the event that any Laws require additional parking spaces in order for the Building and/or the Expansion Improvements to be in compliance with Law after the construction of the Expansion Improvements, then as a part of the Expansion Improvements, Tenant shall cause such additional parking to be constructed at the Premises, at Tenant’s sole cost and expense, except as otherwise provided in Section 3.4 below to the extent Landlord elects (in its sole discretion) to construct the Expansion Improvements.

3.            Review and Approval of Plans. Landlord shall have a period of thirty (30) days to review and approve the Proposed Expansion Plans (which approval shall not be unreasonably withheld) or to suggest reasonable modifications thereto. If Landlord suggests any reasonable modifications to the Proposed Expansion Plans or the Expansion Improvements, Landlord and Tenant shall each act reasonably and in good faith to agree upon such proposed modifications and to finalize the Proposed Expansion Plans. Landlord’s failure to act within such thirty-day period shall be deemed approval by Landlord of the Proposed Expansion Plans. In the event Landlord and Tenant fail to agree upon the Proposed Expansion Plans within ninety (90) days after the expiration of Landlord’s review period, Tenant’s exercise of the Expansion Option shall automatically be rendered null and void and the Expansion Option (and this Exhibit F) of no further force and effect.

3.1.         Final Plans and General Expansion Terms. Upon Landlord’s and Tenant’s agreement with respect to the Proposed Expansion Plans and the Expansion Improvements, Tenant, at its sole cost and expense, shall have a period of sixty (60) days to prepare: (i) final plans and specifications for the proposed Expansion Improvements (the “Final Plans”) which shall be substantially based upon the Proposed Expansion Plans approved by both Landlord and Tenant; (ii) a proposed construction schedule for the Expansion Improvements; and (iii) a proposed budget describing estimated construction costs associated with the Expansion Improvements (the items described in (i) - (iii), the “General Expansion Terms”). Tenant shall submit the General Expansion Terms to Landlord for its review and approval (which approval shall not be unreasonably withheld) or reasonable modification. Landlord and Tenant shall act reasonably and in good faith to agree upon the Final Plans and the General Expansion Terms within thirty (30) days. In the event Landlord and Tenant fail to agree upon the Final Plans and the General Expansion Terms within one hundred twenty (120) days, Tenant’s exercise of the Expansion Option shall be automatically rendered null and void and the Expansion Option (and this Exhibit F) of no further force and effect.

3.2.         Collateral Assignment of Contracts. Any general contractor contract, and all other contracts, designs and plans shall provide that they may be collaterally assigned to Landlord without any further consent of the contracting party thereunder. Further, Tenant hereby collaterally assigns, transfers and sets over, to Landlord, all of Tenant’s rights, benefits and privileges under, any general contractor contract, and all other contracts, designs and plans for any Expansion Improvements such that in the event of a default by Tenant hereunder, Landlord may cause any counterparty to such contracts, designs and plans to perform their obligations thereunder for the benefit of the Landlord. Tenant shall enter into such further agreements and take such further actions as may be required to

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effect the provisions of the foregoing collateral assignment. Notwithstanding the foregoing, Tenant shall continue to be liable for all covenants, agreements or obligations under such contracts, designs and plans, and Landlord shall not be deemed to have assumed any such contracts, designs or plans, except as provided in Section 3.4 below, to the extent Landlord elects (in its sole discretion) to construct the Expansion Improvements.

3.3          Out-of-Pocket Costs of Landlord. Tenant shall reimburse Landlord for Landlord’s reasonable, out-of-pocket costs and expenses incurred in reviewing and negotiating the Proposed Expansion Plans, Final Plans, General Expansion Terms and overseeing any construction of the Expansion Improvements, within ten (10) days after Landlord’s delivery of written demand to Tenant, together with a detailed schedule of such third-party cost and expenses, except as otherwise provided in Section 3.4 below to the extent Landlord elects (in its sole discretion) to construct the Expansion Improvements on behalf of Tenant.

3.4          Landlord’s Construction Election. Within fifteen (15) business days after Landlord and Tenant have agreed upon the Final Plans and the General Expansion Terms, if at all, Landlord shall provide Tenant with a summary of the terms and conditions upon which Landlord would be willing to construct the Expansion Improvements on behalf of Tenant (and at Landlord’s cost) and lease the Expansion Improvements to Tenant (the “Landlord Expansion Terms”), which Landlord Expansion Terms shall include, but not be limited to, the annual base rent, including, but not limited to, annual escalations thereof, that Landlord would charge Tenant for the Expansion Improvements (the “Expansion Base Rent”), the terms of Landlord’s delivery of the Expansion Improvements and the other material terms of the proposed construction and leaseback by Landlord of the Expansion Improvements. Landlord shall have no obligation hereunder or otherwise to construct the Expansion Improvements and the Landlord Expansion Terms and the terms of the Expansion Amendment (as hereinafter defined) shall be formulated by, and acceptable to, Landlord in its sole and absolute discretion. Tenant shall have a period of ten (10) business days in which to accept or reject, in its sole discretion, the Landlord Expansion Terms. If Tenant timely accepts the Landlord Expansion Terms, Landlord and Tenant shall act diligently and in good faith to negotiate, execute and enter into an amendment to the Lease and this Rider No. 1 to incorporate the Landlord Expansion Terms (the “Expansion Amendment”) within thirty (30) days after such acceptance. If Tenant rejects the Landlord Expansion Terms, if Landlord does not timely deliver the Landlord Expansion Terms, or if Landlord and Tenant are unable to timely negotiate, execute and enter into the Expansion Amendment on terms acceptable to Landlord and Tenant in their respective sole discretion, Tenant shall have the option to construct, or cause to be constructed, the Expansion Improvements at Tenant’s sole cost and expense pursuant to, and in accordance with, this Exhibit F. If Landlord and Tenant execute and enter into the Expansion Amendment, (A) Landlord shall construct the Expansion Improvements pursuant to the Final Plans and the Expansion Amendment at Landlord’s sole cost; and (B) Tenant shall lease the Expansion Improvements from Landlord in exchange for the payment by Tenant to Landlord for the Expansion Base Rent from and after the substantial completion of the Expansion Improvements, all as more particularly described in the Expansion Amendment. Without limitation of the foregoing, Tenant shall lease the Expansion Improvements from Landlord on the same general, fully triple net terms as are applicable to the Premises, and the Expansion Improvements shall be included in the Premises for all relevant purposes from and after their substantial completion by Landlord.

Rider No. 1-3

4.            Commencement and Completion of Construction of Expansion Improvements. Provided Landlord and Tenant have not agreed upon the Landlord Expansion Terms and entered into the Expansion Amendment, promptly after Landlord and Tenant agree upon the General Expansion Terms, and provided Tenant elects to proceed with the construction of the Expansion Improvements, Tenant shall commence its efforts to procure the Approvals (defined below) and to commence the construction of the Expansion Improvements pursuant to, and in accordance with, the Final Plans. Tenant shall furnish or obtain any and all permits, approvals and consents from any governmental or quasi-governmental authorities (including, but not limited to, any permits or approvals pursuant to any private conditions, covenants or restrictions or from any architectural review board) necessary as a condition to the construction of the Expansion Improvements (the “Approvals”), utilities, professional services, design, material, labor and equipment required to construct the Expansion Improvements on the Premises pursuant to and as described by the Final Plans. The Expansion Improvements shall be constructed in compliance with the provisions of Sections 11.2 and 11.3 of the Lease substantially in accordance with the Final Plans and completed in accordance with all applicable statutes, ordinances and building codes, governmental rules, regulations and orders relating to construction of the Expansion Improvements.

4.1          Default Under Lease. Prior to the completion of the Expansion Improvements by Tenant, in the event that Tenant defaults under this Lease (and fails to timely cure such default) after Tenant has exercised its Expansion Option, Landlord may, at its option, elect to: (a) cause Tenant to suspend construction of the Expansion Improvements until such default is cured and in such event, Tenant shall be responsible for, and promptly reimburse Landlord, for any and all costs incurred resulting from such Tenant default and suspension of construction; or (b) terminate construction of the Expansion Improvements and remove the partially constructed Expansion Improvements, in which event Tenant shall reimburse Landlord for all costs incurred by Landlord in removing the partially constructed Expansion Improvements, and Landlord may exercise any or all of its other rights and remedies under this Lease; or (c) complete construction of the Expansion Improvements pursuant to this Rider No. 1, and Landlord may exercise any or all of its other rights and remedies under this Lease, including, but not limited to realizing on the Expansion Improvements Security, as hereinafter defined. Notwithstanding any election previously made by Landlord pursuant to the prior sentence, Landlord may, at any time until construction of the Expansion Improvements is substantially complete, further elect to invoke any option set forth in clauses (a) or (c) of the preceding sentence in lieu of any previously elected option. The rights and remedies of Landlord under this Rider No. 1 are cumulative of any other rights and remedies of Landlord elsewhere provided in this Lease, at law or in equity.

4.2.         Changes to Final Plans. In the event Tenant wishes to propose a modification, adjustment or alteration to the Final Plans (a “Change Order”), Tenant shall promptly provide Landlord with a reasonably detailed written description of the proposed Change Order, together with any and all supporting documentation reasonably appropriate to understand and evaluate the proposed Change Order. Landlord’s consent to any Change Order shall be required, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to disapprove any Change Order within five (5) business days after request for Landlord’s approval, such approval shall be deemed granted if Landlord does not deny its approval within five (5) business days after a second written request therefore. Notwithstanding the other provisions of this paragraph, Landlord shall not be entitled to disapprove of Change Orders submitted by Tenant to the extent such Change Orders are necessitated by requirements of any governmental or quasi-governmental or administrative code, rule,

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law, approval or other authority enacted, adopted, amended, supplemented or clarified after the date Tenant obtains the Approvals. Prior to implementing any Change Order, Tenant shall increase the amount of the Expansion Improvements Security (as defined below) to cover the reasonably expected cost of the Change Order or otherwise cause the Expansion Improvements Security to provide adequate security for the completion of any Change Order.

4.3.         Substantial Completion; Commencement and Completion. For purposes of this Lease, the term “Expansion Substantial Completion Date” shall mean the date when the construction of the Expansion Improvements has been substantially completed in accordance with the requirements of the Final Plans, excepting only “punch list items.” Provided Tenant elects to proceed with the construction of the Expansion Improvements at its sole cost, Tenant shall promptly commence construction of any Expansion Improvements after the approval of Final Plans and shall diligently pursue the construction of the Expansion Improvements. Tenant shall cause the Expansion Substantial Completion Date to occur within nine (9) months after the approval of Final Plans. In the event the Tenant fails to complete the Expansion Improvements within a the required period of time after the approval of Final Plans, then after sixty (60) days’ prior written notice to Tenant, Landlord shall have the right to cause the Expansion Improvements to be completed, whereupon Landlord shall be entitled to realize and or use any available Expansion Improvements Security and/or obtain reimbursement from Tenant within thirty (30) days after Landlord’s delivery of written demand to Tenant, together with a detailed schedule of Landlord’s third-party cost and expenses incurred in completing the Expansion Improvements. When Tenant believes that the Expansion Improvements are substantially completed as provided above, Landlord and Tenant shall together walk through the Expansion Improvements and inspect them, using reasonable efforts to discover all uncompleted or defective construction in the Expansion Improvements. After such inspection has been completed, and the “punch list” items have been agreed upon, in the parties’ reasonable discretion, Tenant shall cause to be completed and/or repaired such “punch list” items within 30 days thereafter. Upon the Expansion Substantial Completion Date, the Expansion Improvements shall be deemed to be a part of the Premises and the property of Landlord for all purposes, provided, however, that there shall not be an increase in Base Rent due to the addition of the Expansion Improvements (except as otherwise provided in an Expansion Amendment to the extent Landlord constructs the Expansion Improvements). Tenant shall execute any and all deeds, conveyance documents or bills of sale, for no further consideration, to Landlord, conveying the Expansion Improvements to Landlord on Landlord’s request.

4.4         Security and Cure Rights. Prior to commencement of construction of the Expansion Improvements by Tenant, at its sole cost, Tenant shall provide for the benefit of Landlord and any lender to Landlord security (the “Expansion Improvements Security”) for the performance of Tenant’s obligations hereunder, which Expansion Improvements Security could include, but not be limited to, a cash deposit of the cost of construction of the Expansion Improvements into a construction escrow, a letter of credit, or a payment and performance bond, which Expansion Improvements Security (a) shall be in form and substance acceptable to Landlord and its lender, and (b) be available for Landlord and/or its lender to draw upon in the event that Tenant defaults on its obligations pursuant to this Rider No. 1. Upon the occurrence of the Expansion Substantial Completion Date and the completion of any “punch list items”, any Expansion Improvements Security overage remaining, any letter of credit remaining or any bonds or other security shall be released to Tenant. No Expansion Improvements Security shall be required should Landlord elect to construct the Expansion Improvements pursuant to Section 3.5 of this Rider No. 1.

Rider No. 1-5

5.            Warranties. After the expiration of the Lease, Tenant shall assign and shall be deemed to have assigned to Landlord any third party warranties issued to Tenant and rights under construction contracts in connection with the Expansion Improvements.

6.            Personal to Tenant. The Expansion Option is personal to Tenant and its affiliates, except that the Expansion Option may be transferred in connection with a Permitted Transfer described in Section 8.3 of the Lease.

7.            Progress. Landlord and Tenant shall hold regular meetings concerning the progress of construction of the Expansion Improvements. Landlord and Tenant shall each designate a representative for purposes of monitoring the construction of the Expansion Improvements and making day-to-day construction related decisions.

8.            Mandatory Term Extension. If (a) Landlord or Tenant construct the Expansion Improvements, and (b) the remaining portion of the Term of the Lease is less than five (5) years from and after the Expansion Substantial Completion Date, either by Landlord or Tenant, the Term of this Lease shall be automatically extended such that the Expiration Date occurs on the last day of the calendar month in which five (5) years anniversary of the Expansion Substantial Completion Date occurs (the portion of such extended period after the original Expiration Date, the “Expansion Extension Period”). During the Expansion Extension Period, Base Rent payable by Tenant to Landlord pursuant to the Lease, including, but not limited to, any Expansion Base Rent, shall continue to escalate annually by two percent (2%) per annum. Promptly after the Expansion Substantial Completion Date, Landlord and Tenant shall execute and enter into an amendment to this Lease reflecting the revised Expiration Date, the Expansion Extension Period and the Base Rent during the Expansion Extension Period.

Rider No. 1-6